Exhibit 10.10

Execution Version

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 21, 2014

among

ARES HOLDINGS LLC

ARES DOMESTIC HOLDINGS L.P.

ARES INVESTMENTS LLC

ARES REAL ESTATE HOLDINGS L.P.

The Guarantors Party Hereto

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

J.P. MORGAN SECURITIES LLC

as Joint Lead Arrangers and Joint Bookrunners

BANK OF AMERICA, N.A.

as Syndication Agent

MORGAN STANLEY BANK, N.A.

SUNTRUST BANK

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Documentation Agents

i

(continued)

4.6	Litigation; Adverse Facts	60
4.7	Government Consents	61
4.8	Title to Assets; Liens	61
4.9	Payment of Taxes	61
4.10	Governmental Regulation	62
4.11	Disclosure	62
4.12	Debt	63
4.13	Existing Defaults	63
4.14	No Default; No Material Adverse Effect	63
4.15	Immaterial Subsidiaries	63
4.16	Affiliate Transactions	63
4.17	Governing Documents of the Guarantors	63
4.18	Anti-Corruption Laws and Sanctions	63

ARTICLE V AFFIRMATIVE COVENANTS OF BORROWER		64

5.1	Accounting Records and Inspection	64
5.2	Financial Statements and Other Information	64
5.3	Existence	67
5.4	Payment of Taxes and Claims	67
5.5	Compliance with Laws	68
5.6	Further Assurances	68
5.7	Additional Loan Parties	68
5.8	Obligation to Upstream Management Fees and Incentive Fees	69
5.9	Foreign Qualification	69

ARTICLE VI NEGATIVE COVENANTS OF BORROWER		69

6.1	Debt	70
6.2	Liens	71
6.3	Investments	71
6.4	[Reserved.]	71
6.5	Dividends	71
6.6	Restriction on Fundamental Changes	72
6.7	Sale of Assets	73
6.8	Transactions with Shareholders and Affiliates	73
6.9	Conduct of Business	73
6.10	Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Agent	74
6.11	Use of Proceeds	74
6.12	Margin Regulation	74
6.13	Financial Covenants	74
6.14	Restrictive Agreements	75

ARTICLE VII EVENTS OF DEFAULT AND REMEDIES		75

(continued)

7.1	Events of Default	75
7.2	Remedies	78

ARTICLE VIII EXPENSES AND INDEMNITIES		78

8.1	Expenses	78
8.2	Indemnity	78

ARTICLE IX ASSIGNMENT AND PARTICIPATIONS		79

9.1	Assignments and Participations	80
9.2	Successors	82

ARTICLE X AGENT; THE LENDER GROUP		82

10.1	Appointment and Authorization of Agent	82
10.2	[Reserved]	84
10.3	Reports and Information	84
10.4	Set Off; Sharing of Payments	84
10.5	Payments by Agent to the Lenders	85
10.6	Several Obligations; No Liability	85

ARTICLE XI MISCELLANEOUS		86

11.1	No Waivers, Remedies	86
11.2	Waivers and Amendments	86
11.3	Notices	87
11.4	Successors and Assigns	88
11.5	Headings	88
11.6	Execution in Counterparts; Effectiveness	88
11.7	GOVERNING LAW	88
11.8	JURISDICTION AND VENUE	88
11.9	WAIVER OF TRIAL BY JURY	89
11.10	Independence of Covenants	89
11.11	Confidentiality	90
11.12	Complete Agreement	90
11.13	USA Patriot Act Notice	91
11.14	No Novation	91
11.15	Judgment Currency	92
11.16	PTP as Agent for Each Entity Comprising the Borrower	92
11.17	No Fiduciary Duties	92

ARTICLE XII GUARANTY		92

12.1	Guaranty of Payment	92
12.2	Obligations Unconditional.	92
12.3	Modifications	95

(continued)

12.4	Waiver of Rights	95
12.5	Reinstatement	96
12.6	Remedies	96
12.7	Limitation of Guaranty	96
12.8	Termination of Existing Guarantee	96

EXHIBITS

Exhibit A-1	Form of Assignment and Acceptance
Exhibit A-2	Form of Promissory Note for Advances
Exhibit A-3	Form of Loan Party Joinder Agreement
Exhibit B	Form of Intercompany Subordination Agreement
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Confirmation Agreement
Exhibit R-1	Persons Authorized to Request a Loan
Exhibit R-2	Form of Request for Borrowing
Exhibit R-3	Form of Request for Conversion/Continuation
Exhibit 3.1(c)	Form of Opinions
Exhibit 3.1(f)	Form of Certificates
Exhibit 11.3	Addresses and Information for Notices

SCHEDULES

Schedule A-1	Agent’s Account
Schedule A-2	Approved Banks
Schedule C-1	Revolver Commitments
Schedule D	Assets Under Management Definition

SIXTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of April 21, 2014 and effective as of the Restatement Effective Date, is entered into by and among, the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”) and JPMORGAN CHASE BANK, N.A., a national banking association (“JPMCB”), as administrative agent for the Lenders (together with its successors and assigns in such capacity, the “Agent”), ARES HOLDINGS LLC, a Delaware limited liability company (“Ares Holdings”), ARES DOMESTIC HOLDINGS L.P., a Delaware limited partnership (“Ares Domestic Holdings”), ARES INVESTMENTS LLC, a Delaware limited liability company (“Ares Investments”), ARES REAL ESTATE HOLDINGS L.P., a Delaware limited partnership (“Ares Real Estate”, together with Ares Holdings, Ares Domestic Holdings and Ares Investments are referred to hereinafter individually and collectively, jointly and severally, as the “Borrower”) and the Guarantors (as defined below) party hereto from time to time.

WHEREAS, Ares Management LLC (“Ares”), Ares Investments Holdings LLC (“AIH”), Agent and certain of the Lenders are parties to that certain Fifth Amended and Restated Credit Agreement, dated as of October 29, 2013 (as amended, restated, supplemented or otherwise modified from time to time before the date hereof, the “Existing Credit Agreement”);

WHEREAS, Ares will become a wholly owned indirect subsidiary of Ares Holdings and AIH will become a wholly owned subsidiary of Ares Investment;

WHEREAS, the parties to this Agreement wish to amend and restate the Existing Credit Agreement in its entirety as set forth herein; and

WHEREAS, the parties to this Agreement intend that the “Obligations” (as defined in the Existing Credit Agreement and as amended hereby) shall continue to exist under, and be evidenced by, this Agreement.

NOW, THEREFORE, the parties agree to amend and restate the Existing Credit Agreement in its entirety as follows:

ARTICLE I

DEFINITION AND CONSTRUCTION

1.1                               Definitions.  For purposes of this Agreement (as defined below), the following initially capitalized terms shall have the following meanings:

“Adjusted EBITDA” means, with respect to PTP on a Stand Alone Basis, for any period of four consecutive fiscal quarters, the Net Income of PTP on a Stand Alone Basis for such period plus

(a)                                 the sum, without duplication (including with respect to any item already added back to Net Income) and to the extent deducted in calculating Net Income, of the amounts for such period of:

(i)                                     depreciation and amortization (including any purchase price amortization but excluding any marketing fee amortization);

(ii)                                  Interest Expense;

(iii)                               income taxes;

(iv)                              non-recurring, extraordinary or unusual expenses, losses and charges; minus

(b)                                 the sum, without duplication and to the extent included in Net Income, of the amounts (which may be negative) for such period of:

(i)                                     any extraordinary, unusual or other non-recurring gains;

(ii)                                  any non-cash items (other than accrual of Management Fees in the ordinary course of business) increasing Net Income, but excluding any such items in respect of which cash was received in a prior period (other than accrual of Management Fees in the ordinary course of business);

(iii)                               interest and dividend income received in cash later than one fiscal quarter after the end of such period;

(iv)                              an amount equal to the Net Income attributable to Persons not constituting Subsidiaries;

(v)                                 an amount equal to the Net Income attributable to Persons constituting Excluded Subsidiaries (to the extent such Net Income is not distributed to a Loan Party during such period);

(vi)                              an amount equal to 25% of all earned Incentive Fees (other than the ARCC Part I Fees) included in Net Income for such period;

(vii)                           an amount equal to all unearned Incentive Fees included in Net Income for such period;

(viii)                        an amount equal to any “carried interest” or similar profit interest not constituting Incentive Fees and included in Net Income for such period; and

(ix)                              an amount equal to the Net Income attributable to a particular Ares Fund, if, with respect to any Management Fees or any Incentive Fees attributable to such Ares Fund, (A) such Management Fees or Incentive Fees are not paid to the party entitled thereto in full in cash within one fiscal quarter of the date on which such Management Fees or Incentive Fees were included in Net Income, (B) the rights to receive that portion of Management Fees or Incentive Fees are assigned or delegated to a Person that is not consolidated with PTP (and its Subsidiaries) or (C) there are not sufficient funds available to pay (or the applicable Ares Fund is otherwise not permitted to pay or the manager of such Ares Fund voluntarily agrees to defer payment of) such Management Fees or such Incentive Fees in full in cash during such period (to the extent due and payable during such period) provided, however, previously deferred Management Fees or Incentive Fees that are collected in a subsequent period should be added to Net Income in the period such collection occurs so long as such deferred Management Fees or Incentive Fees were not otherwise included in Adjusted EBITDA for a prior period;

provided that in no event shall more than 5% of Adjusted EBITDA be comprised of amounts attributable to Foreign Subsidiaries that have incurred Debt permitted under Section 6.1(n).

For purposes of calculating Adjusted EBITDA, for any period of four consecutive quarters, if at any time during such period (and after the Restatement Effective Date), PTP or any of its Subsidiaries shall have consummated a New Acquisition, the Adjusted EBITDA for such period shall be calculated after giving pro forma effect to any Management Fees received in respect of any new Fee Generating Entity as if such acquisition occurred on the first day of such period; provided that (x) if such Fee Generating Entity is subject to a remaining lock-up period of at least two years from the date of such acquisition, the Adjusted EBITDA for such period shall be calculated after giving pro forma effect to 100% of such Management Fee; and (y) if such Fee Generating Entity is not subject to a remaining lock-up period of at least two years from the date of such acquisition (any such entity, a “No Lockup Entity”), the Adjusted EBITDA for such period shall be calculated after giving pro forma effect to such Management Fee, together with the pro forma Management Fee attributable to other acquired No Lockup Entities, in an amount not to exceed 10% of the aggregate Management Fees included in Adjusted EBITDA after giving pro forma effect to such New Acquisition and all other relevant New Acquisitions.

“Administrative Entity” has the meaning set forth in Section 11.16.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advances” has the meaning set forth in Section 2.1(a).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” has the meaning set forth in the preamble to this Agreement.

“Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated as of the Closing Date, among the Agent, Ares Holdings, Ares Domestic Holdings, Ares Investments and Ares Real Estate.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.

“Agreement” means this Sixth Amended and Restated Credit Agreement among Borrower, the Guarantors, the Lenders, and Agent, together with all exhibits and schedules hereto, including the Disclosure Statement.

“Alternative Currency” means, with respect to any non-Dollar Advance or Letter of Credit, British Pounds Sterling, euros, Japanese Yen or another currency that may be agreed by Administrative Entity, Agent, each Lender, and in the case of any Letter of Credit, the Issuing Lender with respect to such Letter of Credit, so long as, in respect of any such specified Alternative Currency or other Alternative Currency, at such time (a) such Alternative Currency is dealt with in the London (or, in the case of British Pounds Sterling, Paris) interbank deposit market or, in the case of any Local Rate Currency, the relevant local market for obtaining quotations, and (b) no central bank or other governmental authorization in the country of issue of such Alternative Currency (including, in the case of the euro, any authorization by the European Central Bank) is required to permit use of such Alternative Currency by any Lender for making any Advance or purchasing a participation in any Letter of Credit hereunder and/or to permit the Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternative Currency Equivalent” means, with respect to any amount in Dollars, the amount of any Alternative Currency that could be purchased with such amount of Dollars using the reciprocal of the foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Agent.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower, any other Loan Party or their respective Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Lending Office” means, for each Lender, the office of such Lender (or of a branch or affiliate of such Lender) designated for its Loans in its Administrative Questionnaire or such other office of such Lender (or of an affiliate or branch of such Lender) as such Lender may from time to time specify to the Borrower as the office by which its Loans to the Borrower of the respective type are to be made and maintained.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan, LIBOR Rate Loan, Letter of Credit, or with respect to the commitment fees payable hereunder, as the case may be, a percentage equal to the percentage set forth below in the applicable column opposite the level corresponding to the applicable S&P/Moody’s/Fitch Corporate Credit Rating(s):

Level	PTP’s Senior Long-Term Unsecured Debt Ratings S&P/Fitch/Moody’s(1)	Commitment Fee Rate	Applicable Margin for LIBOR Rate Loans and Letters of Credit	Applicable Margin for Base Rate Loans
I	> A/A2	0.15%	1.25%	0.25%
II	A-/A3	0.20%	1.50%	0.50%
III	BBB+/Baa(1)	0.25%	1.75%	0.75%
IV	BBB/Baa(2)	0.30%	2.00%	1.00%
V	< BBB-/Baa(3)	0.375%	2.25%	1.25%

If there is only one credit rating with respect to PTP, the Applicable Margin shall be determined with reference to the Level below such credit rating.  In the event of a split credit rating, the Applicable Margin shall be determined by the two highest credit ratings (each a “Relevant Rating” and together the “Relevant Ratings”).  In the event the Relevant Ratings are different, the Applicable Margin shall be determined by (a) the higher of such Relevant Ratings, provided, however, the lower of such Relevant Ratings shall be no greater than one level below the higher of such Relevant Ratings or (b) in the event the lower of such Relevant Ratings is greater than one Level below the higher of such Relevant Ratings, the Applicable Margin shall be determined based on the Relevant Rating which is one Level below the higher of such Relevant Ratings.  If the ratings established by S&P, Fitch or Moody’s shall be changed, such change shall be effective as of the date on which it is first announced by the applicable rating agency and if none of S&P, Fitch or Moody’s shall have in effect a credit rating, the Applicable Margin shall be based on Level V.  Each change in the Applicable Margin shall apply during the period commencing on the effective date of the applicable change in ratings and ending on the date immediately preceding the effective date of the next such change in ratings.  Upon the occurrence and during the continuance of an Event of Default, the Applicable Margin shall be based on Level V.

“Application Event” means the occurrence of (a) a failure by Borrower to repay in full all of the Obligations on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to terminate the Revolver Commitments and accelerate the Loans.

“Approved Increase” has the meaning set forth in Section 2.18(a).

“ARCC” means Ares Capital Corporation, a Maryland corporation.

“ARCC Part I Fees” mean fees received from ARCC based on ARCC’s net investment income which are paid quarterly.

(1)  Moody’s to be included in the sole discretion of PTP, if applicable.

“Ares Domestic Holdings” has the meaning set forth in the preamble to this Agreement.

“Ares Domestic Holdings Designated Account” means the deposit account of Ares Domestic Holdings (located within the United States) designated, in writing, and from time to time, by Ares Domestic Holdings to Agent.

“Ares Fund” means (i) any fund that is managed or serviced, directly or indirectly, by a Loan Party; (ii) any entity that, upon the making of an Investment therein or upon the acquisition of the related management rights with respect thereto, would be a fund under clause (i) of this definition or a Subsidiary of such a fund; (iii) any entity that Borrower intends, in good faith, to cause to become a fund under clause (i) of this definition or a Subsidiary of such a fund within a reasonable period of time; provided that if at any time Borrower no longer intends in good faith to cause such entity to become an Ares Fund or a Subsidiary of an Ares Fund within a reasonable period of time, such entity shall no longer constitute an Ares Fund; (iv) any entity the primary purpose of which is to receive funds or other assets to be invested in, or constituting investments in, an Ares Fund, solely to the extent that (and for so long as) such entity conducts no other material business activities other than those related to the receiving of funds or other assets to be invested in, making investments with such funds in, holding interests in, or the investment activities related to, other Ares Funds or using such funds to purchase assets substantially all of which would be contributed to an Ares Fund or (v) any entity into which the Borrower in good faith believes an Investment has been made or that is acquired for the primary purposes of providing a strategic benefit to the Borrower, a Guarantor or any Affiliate thereof; if at any time any Person described above in any of clauses (i), (ii), (iii), (iv) or (v) of this definition receives any Management Fees (or if any Management Fees are payable, in whole or in part, to any such Person), such Person shall thereafter no longer be an Ares Fund for all purposes under this Agreement and the other Loan Documents.

“Ares Holdings” has the meaning set forth in the preamble to this Agreement.

“Ares Holdings Designated Account” means the deposit account of Ares Holdings (located within the United States) designated, in writing, and from time to time, by Ares Holdings to Agent.

“Ares Investments” has the meaning set forth in the preamble to this Agreement.

“Ares Investments Designated Account” means the deposit account of Ares Investments (located within the United States) designated, in writing, and from time to time, by Ares Investments to Agent.

“Ares Offshore” means Ares Offshore Holdings L.P., a Delaware limited partnership.

“Ares Real Estate” has the meaning set forth in the preamble to this Agreement.

“Ares Real Estate Designated Account” means the deposit account of Ares Real Estate (located within the United States) designated, in writing, and from time to time, by Ares Real Estate to Agent.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

“Assets Under Management” has the meaning set forth in Schedule D.

“Assignee” has the meaning set forth in Section 9.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances hereunder (after giving effect to all then outstanding Advances and Letters of Credit).

“Back-to-Back Lending Facilities” shall mean credit facilities made available to the Loan Parties or their Affiliates for the purpose of funding loans or advances to Permitted Holders or Affiliates of the Loan Parties or their Affiliates, the proceeds of which are (a) invested in Ares Funds and/or (b) used by such Persons to purchase a direct or indirect equity ownership in a Loan Party or any Affiliate thereof in connection with one or more Benefit Plans.

“Bankruptcy Code” means Title 11 of the United States Code, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base LIBOR Rate” means, with respect to (A) any LIBOR Rate Loan in any LIBOR Quoted Currency and for any applicable Interest Period, the London interbank offered rate administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such LIBOR Quoted Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on such Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Agent from time to time in its reasonable discretion (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the Quotation Date for such Interest Period and (B) any LIBOR Rate Loan denominated in any Local Rate

Currency and for any applicable Interest Period, the applicable Local Screen Rate for such Local Rate Currency; provided, that, if a LIBOR Screen Rate or a Local Screen Rate, as applicable, shall not be available at the applicable time for the applicable Interest Period (the “Impacted Interest Period”), then the Base LIBOR Rate shall be the Interpolated Rate at such time, subject to Section 2.14.

“Base Rate” means the highest of (i) the rate of interest publicly announced by Agent as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the Federal Funds Rate from time to time plus 0.50% and (iii) the LIBOR Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.00% (which shall be the relevant rate appearing on the relevant Reuters screen page at approximately 11:00 a.m. London time on such day).

“Base Rate Loan” means each portion of the Advances bearing interest based on the Base Rate.

“Benefit Plan” means those certain equity incentive or ownership programs established by any Loan Party or any of its Subsidiaries in good faith to provide equity ownership or participation to Permitted Holders and other Persons associated or affiliated with a Loan Party or any Affiliate thereof and not for the purpose of or in view of avoiding the obligations of Borrower as set forth in this Agreement.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“British Pounds Sterling” means the lawful currency of England.

“Business Day” means a day when major commercial banks are open for business in New York, New York, other than Saturdays or Sundays and if such day relates to a borrowing or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, any Loan or Letter of Credit denominated in any Alternative Currency, or to a notice by the Borrower with respect to any such borrowing, continuation, payment, prepayment or Interest Period, that is also a day on which commercial banks and the London foreign exchange market settle payments in the Principal Financial Center for such Alternative Currency and, if on that day there is a payment in euro to be made, a TARGET Day.

“Capitalized Lease Obligations” means the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of Person at such time in respect of such Person’s interest as lessee under a capitalized lease.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $1,000,000,000, so long as the amount maintained with any individual bank is less than or equal to $1,000,000 and is insured by the Federal Deposit Insurance Corporation, or larger amounts, to the extent that such amounts are covered by insurance which is reasonably satisfactory to Agent, (f) demand deposit accounts maintained with any of the financial institutions listed on Schedule A-2 hereto (as may be modified from time to time upon reasonably prompt written notice to the Agent following the establishment of such an account), Affiliates thereof, or any Lender that is a bank that is insured by the Federal Deposit Insurance Corporation, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.13(b), by any lending office of such Lender or by such Lender’s or such Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.  For the purposes hereof, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or any applicable national, foreign or regulatory authorities implementing the same, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control Event” means the occurrence of any of the following:

(i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) other than the Permitted Holders or any direct or indirect holder of PTP immediately prior to the IPO Event, of Securities representing more than 40% of the aggregate voting power represented by the issued and outstanding Securities of PTP (including, without limitation, the special voting unit of PTP held by Ares Voting LLC); (ii) occupation of a majority of the seats (other than vacant seats) on the board of directors of the general partner of PTP by Persons who were neither (A) nominated by the board of directors or similar governing body of the general partner of PTP, Permitted Holders or an entity controlled by one or more of the Permitted Holders nor (B) appointed by directors or the equivalent so nominated; (iii) the acquisition of direct or indirect control of PTP by any Person or group other than the Permitted Holders or any direct or indirect holder of PTP immediately prior to the IPO Event; or (iv) PTP together with the Permitted Holders cease to directly or indirectly own and control at least 50.1% of the outstanding Securities issued by each of the Loan Parties.

“Closing Date” means April 21, 2014.

“CNB” means City National Bank, N.A.

“Code” means the Internal Revenue Code of 1986, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Co-Invest Entity” means an entity that (a) distributes, distributed or intends to distribute, directly or indirectly, all or a portion of the carried interest, similar profit interest, incentive fee, performance fee, or partnership-related distribution (which, for the avoidance of doubt, shall not include any Management Fees) with respect to a particular Ares Fund to (i) the individuals who are to provide or who have provided, the investment management services to such Ares Fund and (ii) other current or former employees, partners, consultants and executives of the Borrower and its Affiliates, or (b) permits such Persons and entities to invest directly or indirectly in an Ares Fund; provided, however, that if such entity receives or is entitled to receive Management Fees, such entity shall not constitute a Co-Invest Entity unless (and only for so long as) it has delegated its rights to receive all such Management Fees to a Loan Party or a wholly owned Subsidiary of a Loan Party that is the manager of such Ares Fund.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C delivered by the chief financial officer of Administrative Entity to Agent.

“Confirmation Agreement” means the confirmation agreement dated as of the Restatement Effective Date made by Ares Holdings LP (as successor by conversion to Ares Holdings LLC) and Ares Investments LP (as successor by conversion to Ares Investments LLC), and acknowledged by the Loan Parties (other than Ares Holdings LP and Ares Investments LP) and the Agent in substantially the form of Exhibit D.

“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Debt, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, stock purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any Asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation.

”Contractual Obligation” means, as applied to any Person, any material provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other instrument to which that Person is a party or by which any of its Assets is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Currency” means Dollars or any Alternative Currency.

“Currency Valuation Notice” has the meaning set forth in Section 2.8.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debt” means, with respect to any Person, (a) all obligations for such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of such Person in respect of letters of credit (including contingent obligations in respect of undrawn letters of credit), bankers acceptances, interest rate swaps, other Hedging Agreements, or other financial products, (c) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables that are due and payable in the ordinary and usual course of such Person’s business, but including earn outs, deferred purchase price, adjustment of purchase price or similar obligations incurred in connection with any acquisition, (d) all Capitalized Lease Obligations of such Person, (e) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and (f) all Contingent Obligations of such Person.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any member of the Lender Group any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any member of the Lender Group in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by any member of the Lender Group, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Person’s receipt of such certification in form and substance satisfactory to it and the Agent, or (d) has become the subject of a Bankruptcy Event.

”Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Federal Funds Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans.

“Deposit Account” means any “deposit account” (as that term is defined in the UCC).

“Direct Competitor” means any Person who is a direct competitor of PTP or any of its Subsidiaries if Agent and the assigning Lender have actual knowledge of the foregoing (including, upon notification by Borrower); provided that in connection with any assignment or participation, the assignee with respect to such proposed assignment that is an investment bank, a commercial bank, a finance company, a fund or other entity which merely has an economic interest in any such Person, and is not itself such a direct competitor of PTP, shall be deemed not to be a Direct Competitor for the purposes of this definition so long as it does not exercise direct control over, or is controlled directly or indirectly by, such Person that is a direct competitor of PTP.

“Disclosure Statement” means that certain statement, executed and delivered by a Responsible Officer of Administrative Entity as of the Restatement Effective Date, that sets forth information regarding or exceptions to the representations, warranties, and covenants made by the Loan Parties herein, as amended from time to time to the extent permitted hereby.

“Distribution” has the meaning set forth in Section 6.5.

“Dollars” or “$” means United States dollars.

“Dollar Equivalent” means, on any date of determination, with respect to an amount denominated in any Alternative Currency, the amount of Dollars that would be required to purchase such amount of such Alternative Currency on the date two Business Days prior to such date, based upon the spot selling rate at which the Agent offers to sell such Alternative Currency for Dollars in the London foreign exchange market at approximately 11:00 a.m., London time, for delivery two Business Days later.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, (c) a finance company, insurance company, financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business, (d) any Lender, (e) any Affiliate (other than individuals) of a Lender, and (f) any other Person approved by Agent and, so long as no Event of Default has occurred and is continuing, Administrative Entity (which approval of Administrative Entity, except in the case of a proposed assignment to a Direct Competitor, and Agent shall not be unreasonably withheld, delayed, or conditioned, provided that the Administrative Entity shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within 5 Business Days after having received notice thereof); provided that “Eligible Transferee” shall not in any event include (i) the Borrower or any of its Affiliates, (ii) a natural person, (iii) any holding company or investment vehicle for, or owned and operated for the primary benefit of, a natural person and/or family members or relatives of such person and (iv) any trust for the primary benefit of a natural person and/or family members or relatives of such person, other than any entity referred to in clause (iii) or (iv) that (x) has not been formed or established for the primary purpose of acquiring any Loans or Total Commitments under this Agreement, (y) is managed by a professional adviser (other than said natural person or family members or relatives of such person) having significant experience in the business of making or purchasing commercial loans, and (z) has assets of greater than $25,000,000 and a significant part of the business, activities or operations of which consist of making or purchasing (by assignment as principal), commercial loans and similar extensions of credit in the ordinary course.

”euro” means the single currency of Participating Member States of the European Union.

“Eurocurrency Reserve Requirement” means the sum (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Federal Reserve Board, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 224).

“Eurodollar Business Day” means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in New York, New York and London, England.

“Event of Default” has the meaning set forth in Article VII.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Excluded Subsidiary” means (x) any Co-Invest Entity (or any of their respective successor entities) and (y) any Subsidiary of a Loan Party (including any Subsidiary of an Excluded Subsidiary) that is not a wholly owned Subsidiary of such Loan Party (directly or indirectly), if Agent is satisfied (in its sole discretion) that such Subsidiary does not receive (and is not entitled to receive) any Management Fees or that such Subsidiary has delegated its rights to receive all such Management Fees to a Loan Party or a wholly owned Subsidiary of a Loan Party; provided that, in each case, in no event shall any Subsidiary that receives or is entitled to receive Management Fees from any PE Fund constitute an “Excluded Subsidiary” unless (and only for so long as) it has delegated its rights to receive all such Management Fees to a wholly owned Subsidiary of a Loan Party that is the manager of such PE Fund.  For the avoidance of doubt neither Borrower nor Ares Offshore shall be considered an Excluded Subsidiary for purposes of this Agreement.

”Excluded Taxes” means, with respect to the Agent, any Lender, any Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income, branch profits or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or resident for tax purposes, in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any withholding tax (other than withholding taxes imposed on an assignee of a Foreign Lender pursuant to a request by the Borrower under Section 11.2) that is imposed on amounts payable to such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.23(e), (f) or (g), except to the extent that such Lender is a Foreign Lender and such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.23(a), and (d) any withholding taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning set forth in the recitals to this Agreement.

“Existing Letters of Credit” means each Letter of Credit that is outstanding under the Existing Credit Agreement on the Restatement Effective Date.

“Family Member” means, with respect to any individual, any other individual having a relationship by blood (to the second degree of consanguinity), marriage, or adoption to such individual.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the primary benefit of such individual or Family Members of such individual and in respect of which such individual or a bona fide third party trustee serves as trustee or in a similar capacity.

“FATCA” shall mean Sections 1471 through 1474 of the Code, including any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code or intergovernmental agreement (and implementing laws) pursuant to any of the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent.

”Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Fee Generating Entity” has the meaning set forth in the definition of “New Management Fee Asset”.

“Fee Letter” means the Agent Fee Letter and any fee letter between the Borrower and any member of the Lender Group (or any Affiliate of any member of the Lender Group) relating to this Agreement.

“Financial Officer” of any Person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such Person or of the general partner of such Person.

“FINRA” means the Financial Industry Regulatory Authority.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is not organized or incorporated under the laws of the United States, any state of the United States or the District of Columbia, or whose direct or indirect parent is a Foreign Subsidiary.

“Funding Date” means the date on which any Advance is made by the Lenders.

“Funding Losses” has the meaning set forth in Section 2.6(b)(ii).

“GAAP” means generally accepted accounting principles in the United States in effect from time to time.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means to any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.

“Guarantors” means (a) Ares Holdings Inc., Ares Domestic Holdings Inc., Ares Real Estate Holdings LLC, Ares, AIH and PTP and (b) each other Person who from time to time guarantees the Debt of Borrower to the Lender Group under the Loan Documents pursuant to the provisions of Section 5.7, and “Guarantor” means any one of them.

“Guaranty” means the guaranty provided for under Article XII of this Agreement.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Holdout Lender” has the meaning set forth in Section 11.2.

“Immaterial Subsidiaries” means, as of any date, any direct or indirect Subsidiary of PTP that for the four fiscal quarters preceding such date, did not receive or was not entitled (including, as a result of delegation) to receive Management Fees in an aggregate amount at least equal to 15% of the aggregate Management Fees paid or required to be paid to PTP and its Subsidiaries during such four fiscal quarter period; provided that if, as of the last day of any fiscal quarter, any Subsidiary that then or previously met the test for an Immaterial Subsidiary was paid or was required to be paid Management Fees (which rights were not delegated to another Subsidiary) during the preceding four fiscal quarter period in an aggregate amount equal to or greater than 15% of the aggregate Management Fees paid or required to be paid to PTP and its Subsidiaries during such four fiscal quarter period, such Subsidiary shall no longer be considered an Immaterial Subsidiary and shall be required to be joined to the relevant Loan Documents pursuant to Section 5.7, provided further that in no event shall any Subsidiary that receives or is entitled to receive Management Fees from any PE Fund constitute an “Immaterial Subsidiary” unless (and only for so long as) it has delegated its rights to receive all such Management Fees to a wholly owned Subsidiary of a Loan Party that is the manager of such PE Fund.  For purposes of the foregoing calculations, Management Fees payable to PTP or any Subsidiary of a Loan Party that are earned from a closed-end Ares Fund (or from any other Fee Generating Entity that is subject to a remaining lock-up period of at least two years) that was acquired or formed during such period shall be included in such calculation on a pro-forma basis for such period.

“Impacted Interest Period” has the meaning set forth in the definition of “Base LIBOR Rate”.

“Incentive Fee” means, with respect to any Ares Fund, any payment or distribution received in respect of any “carried interest” or similar profit interest in such Ares Fund (including incentive or performance fees dependent on investment performance or results); provided that “Incentive Fees” shall not include that portion of any “carried interest”, similar profit interest, incentive fee or performance fee in any Ares Fund accruing to any Co-Invest Entity or otherwise directly or indirectly to the individuals providing or who have provided investment management services to such Ares Fund, or the current or former members, partners, employees, executives, consultants, contractors or advisors of the Loan Parties or any of their Affiliates, or allocable under GAAP to any Person that is not the manager or general partner of such Ares Fund.

”Increase Effective Date” has the meaning set forth in Section 2.18(a).

“Increase Joinder” has the meaning set forth in Section 2.18(a).

“Indemnified Liabilities” has the meaning set forth in Section 8.2.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 8.2.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Subordination Agreement” means that certain Subordination Agreement, dated as of the Closing Date, among the Loan Parties and Agent.

“Interest Expense” means, with respect to any period, the aggregate interest expense (both accrued and paid) of PTP and its Subsidiaries for such period on a Stand Alone Basis, including the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense, in each case, determined in accordance with GAAP, plus any net hedging interest payments (or minus any net interest hedging amounts received in cash), excluding any mark to market gain or loss from the underlying hedge instrument.  For purposes of calculating Interest Expense, for any period, if at any time during such period (and after the Restatement Effective Date) PTP or any of its Subsidiaries shall have assumed or acquired any Person obligated to pay any Debt, Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such acquisition of Debt occurred on the first day of such period.

“Interest Payment Date” means, (x) in the case of Base Rate Loans, the first day of each fiscal quarter and, (y) in the case of LIBOR Rate Loans, the last day of the applicable Interest Period, provided, however, that in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is made (including the date a Base Rate Loan is converted to a LIBOR Rate Loan, or a LIBOR Rate Loan is renewed as a LIBOR Rate Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the date which is one (1), two (2), three (3), or six (6) months thereafter, as selected by Borrower, or twelve (12) months thereafter, as requested by Borrower and approved by the Lenders; provided, however, that no Interest Period may extend beyond the Maturity Date.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded upward to four decimal places) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available for the applicable currency) that is shorter than such Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available for the applicable currency) that exceeds such Impacted Interest Period, in each case, at such time.

”Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, stock, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable due from that other Person that did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person’s business, and deposit accounts (including certificates of deposit).

“IPO Event” means an underwritten public offering by PTP pursuant to an effective registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.

“Issuing Lender” means, with respect to the Existing Letters of Credit, JPMCB, Bank of America, N.A., or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.10. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Japanese Yen” means the lawful currency of Japan.

“JPMCB” has the meaning set forth in the preamble to this Agreement.

“L/C Disbursement” means a payment made by any Issuing Lender to a beneficiary of a Letter of Credit pursuant to such Letter of Credit.

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 9.1.

“Lender Group” means, individually and collectively, each of the Lenders (including each of the Issuing Lenders) and Agent.

“Lender Group Expenses” means all (a) reasonable costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower or any other Loan Party under any of the Loan Documents that are paid, advanced, or incurred by Agent, (b) reasonable fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or any other Loan Party, including, fees or charges for photocopying, notarization, couriers and messengers, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Agent or any Lender to correct any default or enforce any provision of the Loan Documents (f) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Agent or any Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party, (g) Agent’s reasonable costs and expenses (including attorneys’ fees of one counsel) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (h) Agent’s and each Lender’s costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any other Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any remedial action.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” has the meaning set forth in Section 2.10(a).

“Letter of Credit Collateral Account” has the meaning set forth in Section 2.10(g).

“Letter of Credit Fee” has the meaning set forth in Section 2.3(g).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all L/C Disbursements in respect of such Letters of Credit that have not yet been reimbursed by or on behalf of the Borrower at such time.

“LIBOR Quoted Currency” means Dollars, British Pounds Sterling, euros, Japanese Yen, or any other Alternative Currency which is dealt with in the London interbank deposit market.

“LIBOR Rate” means the rate per year (rounded upward to the next one-sixteenth (1/16th) of one percent (0.0625%), if necessary) determined by Agent to be the quotient of (a) the Base LIBOR Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

Base LIBOR Rate divided by (1 - Eurocurrency Reserve Requirement).

“LIBOR Rate Loan” means each portion of an Advance bearing interest based on the LIBOR Rate.

“Lien” means any lien, hypothecation, mortgage, pledge, assignment (including any assignment of rights to receive payments of money) for security, security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

”Loan” means an Advance made by the Lenders (or Agent on behalf thereof) to Borrower pursuant to Section 2.1, and “Loans” means all such Advances.

“Loan Documents” means this Agreement, the Letters of Credit, the Intercompany Subordination Agreement, the Confirmation Agreement, each Fee Letter, and any and all other documents, agreements, or instruments that have been or are entered into by Borrower or any Guarantor, on the one hand, and Agent, on the other hand, in connection with the transactions contemplated by this Agreement.

“Loan Party” means the Borrower, any other entity comprising the Borrower from time to time or any Guarantor, and “Loan Parties” means, collectively, jointly and severally, the Borrower, each other entity comprising the Borrower from time to time and the Guarantors.

“Loan Party Joinder Agreement” shall mean a Loan Party Joinder Agreement executed by a new Loan Party and the Administrative Agent in substantially the form of Exhibit A-3 or such other form agreed to by the Borrower and the Administrative Agent.

“Local Bank Reference Rate” means, with respect to any Interest Period for a Local Rate Currency, the average bid reference rate as administered by the applicable administrator of that rate (or any other Person that takes over the administration of that rate) for such Local Rate Currency with a tenor equal to such Interest Period, displayed on the page applicable for such currency of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion, (the “Local Screen Rate”)) at a time as selected by the Agent in its discretion on the Quotation Day for such Interest Period.

“Local Rate” means for Loans in a Local Rate Currency, the Local Bank Reference Rate for that currency.

“Local Rate Currency” means any Alternative Currency which is not dealt with in the London (or, in the case of British Pounds Sterling, Paris) interbank deposit market.

“Local Screen Rate” has the meaning assigned to such term in the definition of “Local Bank Reference Rate”.

“Local Time” means, with respect to any Loan or Letter of Credit denominated in or any payment to be made in any Currency, the local time in the Principal Financial Center for the Currency in which such Loan is denominated or such payment is to be made.

“Management Fee” means, with respect to any Ares Fund, any management or administrative fee and any other similar (and regularly recurring) compensation paid by a fund for the management of such fund (excluding for the avoidance of doubt, any Incentive Fee).

“Margin Securities” means “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

”Material Adverse Effect” means, with respect to a specified Person, a material and adverse effect on the business, operations, Assets, or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole.

“Material Operating Group Entity” means any Operating Group Entity existing on the Closing Date or formed or acquired thereafter that owns or controls (a) any investment or asset management services, financial advisory services, money management services, merchant banking activities or similar or related business, including but not limited to a business providing services to mutual funds, private equity or debt funds, hedge funds, funds of funds, corporate or other business entities or individuals or (b) any person that makes investments, including investments in funds of the type specified in clause (a); provided, however, that, for the avoidance of doubt, none of the Ares Offshore, any Ares Fund, any Subsidiary of an Ares Fund, any

Co-Invest Entity or any Excluded Subsidiary shall be a “Material Operating Group Entity” hereunder.

“Maturity Date” means the earlier to occur of (a) April 30, 2019 or (b) such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Maximum Revolver Amount” means, as of any date after giving effect to the Restatement Effective Date, $1,030,000,000 as such amount may be reduced pursuant to Section 2.9; provided, however, to the extent there is an increase in Revolver Commitments pursuant to Section 2.18, the foregoing “$1,030,000,000” shall thereafter be deemed to be increased upon the effectiveness of, and to the extent of, such increase.

“Moody’s” has the meaning set forth in the definition of “Cash Equivalents” hereto.

“Net Income” means, with respect to PTP for any period, the net income (loss) of PTP for such period on a Stand Alone Basis, determined in accordance with GAAP, but excluding from the determination of Net Income all realized and unrealized gains and losses on Investments incurred by such Person during such period.

“New Acquisition” means any acquisition of Assets after the Closing Date, to the extent otherwise permitted by this Agreement.

“New Management Fee Assets” means, for any New Acquisition and determined immediately upon the consummation of such New Acquisition, the aggregate amount (without duplication and calculated on a consistent basis with “Assets Under Management”) for the applicable fund and any Person or asset pool subject to an asset management contract that requires payment of Management Fees included in such New Acquisition (any of the foregoing funds, Persons or asset pools, a “Fee Generating Entity”) of invested capital in such Fee Generating Entities to the extent Management Fees are earned thereon (whether such Management Fees are calculated on a percentage or a flat fee basis, provided that the amount of invested capital on which any Management Fees are calculated on a flat fee basis shall exclude the amount thereof funded from Debt) and only to the extent such Fee Generating Entity would also constitute an Ares Fund upon the consummation of such New Acquisition.

”Obligations” means all loans (including the Advances), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, contingent reimbursement obligations with respect to outstanding Letters of Credit, obligations (including indemnification obligations), fees (including the Letter of Credit Fee and the fees provided for in any Fee Letter), charges, costs, expenses (including Lender Group Expenses) (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), lease payments, guaranties, covenants, and duties of any kind and description incurred and outstanding by Borrower to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Operating Group Entity” means each Guarantor and any person that is a direct Subsidiary of PTP.

“Originating Lender” has the meaning set forth in Section 9.1(d).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Participant” has the meaning set forth in Section 9.1(d).

“Participating Member State” means any member state of the European Community that adopts or has adopted the euro as its lawful currency in accordance with the legislation of the European Union relating to the European Monetary Union.

“PE Fund” means an Ares Fund that has been formed to make investments in primarily control-oriented equity securities focused on corporate opportunities.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a lender) business judgment.

“Permitted Holders” means Ares Owners Holdings L.P. and current and former partners, senior management and employees of any Loan Party and its Affiliates and their Family Members and their Family Trusts, in each case, as of the Closing Date.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents; (b) Investments in negotiable instruments for collection; (c) advances made in connection with purchases of goods or services in the ordinary course of business; (d) Investments in capital stock, limited partnership interests, limited liability company interests, warrants, options, bonds, notes, debentures and other equity and debt securities and interests that are tradable on a national securities exchange (including NASDAQ) and that are not subject to any restrictions that reasonably would be expected to prevent the transfer thereof by Borrower or any of its Subsidiaries; (e) Investments or transfers of cash, Cash Equivalents or any other Assets, in each case, made by any Loan Party  or its Subsidiaries to the extent that (i) the Distribution by Borrower of the cash, Cash Equivalents or other Assets used to fund such Investment or transfer would not have violated this Agreement and (ii) such Investment or such transfer would not otherwise result in an Event of Default or an Unmatured Event of Default; (f) Investments in any Subsidiary, provided no Unmatured Event of Default or Event of Default has occurred and is continuing; (g) Investments by any Loan Party or any Subsidiary directly or indirectly in (i) a Loan Party, an

Excluded Subsidiary, an Immaterial Subsidiary, a Co-Invest Entity, or general partner of any PE Fund (or an entity that will become such an entity), (ii) an Ares Fund (or an entity that will become an Ares Fund) so long as the aggregate amount of all such Investments (except to the extent that an Investment arises from an unfunded commitment to make an Investment) does not exceed $250,000,000 in any one Ares Fund; (iii) any entity that will become a manager of an Ares Fund upon the purchase thereof, or (iv) any entity from which any Loan Party, directly or indirectly, will receive Incentive Fees upon the purchase thereof; (h) loans and advances to employees, partners or officers of any Loan Party or its Affiliates in the nature of travel advances, advances against salary and other similar advances in an aggregate outstanding amount at any one time not in excess of $50,000,000; (i) other Investments existing on the Closing Date described in the Disclosure Statement with respect to Section 6.3 hereof; (j) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practices of any Loan Party or any Subsidiary; (k) Investments so long as the aggregate amount of such Investments pursuant to this clause (k) does not exceed $50,000,000; (l) Investments of any Loan Party or any Subsidiary under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets; (m) existing Investments of Persons acquired to the extent such acquisition is otherwise permitted hereunder and so long as such Investment was not made in contemplation of such acquisition; (n) Investments in the form of Letters of Credit issued by Agent on behalf of Borrower to support the credit obligations of an Ares Fund; (o) Investments comprising general partnership interests held by Excluded Subsidiaries in Ares Funds; (p) other Investments in an aggregate amount not to exceed $100,000,000 at any time, (q) Investments to the extent made or funded with the proceeds from a substantially contemporaneous sale of equity of Borrower or its direct or indirect parents; (r) Investments received or acquired in connection with a restructuring, reorganization, bankruptcy or workout of an existing Investment; and (s) illiquid Investments received or acquired in connection with a liquidation of an Ares Fund.

”Permitted Liens” means:  (a) Liens for taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required by Section 5.4 hereof, (b) any attachment or judgment Lien either in existence less than 30 calendar days after the entry thereof, or with respect to which execution has been stayed, or with respect to which payment in full above any applicable deductible is covered by insurance (so long as no reservation of rights has been made by the insurer in connection with such coverage), and Liens incurred to secure any surety bonds, appeal bonds, supersedeas bonds, or other instruments serving a similar purpose in connection with the appeal of any such judgment, (c) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of a Loan Party, (d) Liens, if any, granted by the Loan Parties to Agent in order to secure their respective obligations under this Agreement and the other Loan Documents to which they are a party, (e) Liens and deposits in connection with workers’ compensation, unemployment insurance, social security and other legislation affecting any Loan Party and its Subsidiaries, (f) Liens arising by operation of law in favor of carriers, warehousemen, landlords, mechanics, materialmen, laborers or employees for sums that are not yet delinquent or are being contested in good faith, (g) Liens described in the Disclosure Statement with respect to Section 4.8 hereof, if any, but not the extension of coverage thereof to other property or assets, (h) easements, rights of way, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business, any interest or title of a lessor under any lease entered into by a Loan Party or any Subsidiary in the ordinary course of its business and covering only the assets so leased, (i) leases or subleases, licenses or sublicenses granted to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, (j) Liens in connection with the financing of insurance premiums in the ordinary course of business which attach solely to the proceeds thereof or any premium refund, (k) Liens in favor of any escrow agent solely on and in respect of any cash earnest money deposits made by any Loan Party or any Subsidiary in connection with any letter of intent or purchase agreement (to the extent that the acquisition or disposition with respect thereto is otherwise permitted hereunder), provided that (i) the Distribution by Borrower of cash in an amount equal to such cash earnest money deposit would not be prohibited by Section 6.5 and (ii) such acquisition would not otherwise result in an Event of Default or an Unmatured Event of Default, (l) Liens encumbering customary deposits and margin deposits, and similar Liens and margin deposits, and similar Liens attaching to commodity trading accounts and other deposit or brokerage accounts incurred in the ordinary course of business, provided that (i) the Distribution by Borrower of cash in an amount equal to such deposit would not be prohibited by Section 6.5 and (ii) no Event of Default or an Unmatured Event of Default has occurred and is continuing at the time of such incurrence, (m) Liens deemed to exist as a matter of law in connection with permitted repurchase obligations or set-off rights, (n) Liens in favor of collecting banks arising under Section 4-210 of the UCC, (o) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into the ordinary course of business, (p) other Liens granted by any Loan Party or any Subsidiary in the ordinary course of its business with respect to obligations (including Purchase Money Debt) that do not exceed $150,000,000 in the aggregate, (q) precautionary Liens and filings of financing statements under the UCC, covering assets sold or contributed to any Person not prohibited hereunder, (r) Liens on Investments of Foreign Subsidiaries securing Debt incurred in accordance with Section 6.1(n) for the purpose of financing such Investments, and (s) Liens granted by any Loan Party or any Subsidiary in favor of any Loan Party.

”Permitted Tax Distribution” means in respect of any fiscal year during which any Loan Party or Subsidiary qualifies as a partnership for U.S. federal and state income tax purposes, a Distribution to owners of its Securities with respect to such fiscal year in an aggregate cash amount not to exceed the product of (a) the amount of taxable income allocated by such Loan Party or Subsidiary to such owners for such fiscal year, as reduced by any available carryforwards of net operating losses, capital losses, and similar items, calculated by assuming that each such owner elects to carry forward such items and that such owner’s only income, gain, deductions, losses and similar items are those allocated to such owner by such Loan Party or Subsidiary and taking into account such limitations as the limitation on the deductibility of capital, multiplied by (b) the highest effective combined federal, state and local income tax rate applicable during such fiscal year to a natural person residing in the applicable jurisdiction taxable at the highest marginal federal income tax rate and the highest marginal income tax rates (after giving effect to the federal income tax deduction for such state and local income taxes and without taking into account the effects of Sections 67 and 68 of the Code).

”Person” means and includes natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.

“Principal Financial Center” means, in the case of any Currency, the principal financial center where such Currency is cleared and settled, as determined by the Agent.

“Prime Rate” has the meaning set forth in the definition of “Base Rate” hereto.

“Pro Rata Share” means, as of any date of determination:

(a)                                 with respect to a Lender’s obligation to make Advances and receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,

(b)                                 with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the respective Issuing Lender, and to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances, and

(c)                                  with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 10.6), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause (c) as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

”PTP” means Ares Management L.P.

“Purchase Money Debt” means Debt (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 20 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof (and secured by a Permitted Lien under clause (p) of the definition thereof).

“Quotation Day” means, with respect to any LIBOR Rate Loan for any Interest Period, (i) if the currency is an Alternative Currency (other than euros, Japanese Yen, or any Local Rate Currency), the first day of such Interest Period, and (ii) for any other currency, two Business

Days prior to the commencement of such Interest Period (unless, in each case under this clause (ii), market practice differs in the relevant market where the LIBOR Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Reference Banks” means any banks as may be appointed by the Agent in consultation with the Borrower.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks (as the case may be):

(a)                                 in relation to the Local Bank Reference Rate, as the rate at which the relevant Reference Bank is willing to extend credit by the purchase of bankers acceptances which have been accepted by banks which are for the time being customarily regarded as being of appropriate credit standing for such purpose with a term to maturity equal to the relevant period; and

(b)                                 in relation to LIBOR (other than the Local Bank Reference Rate), as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers in reasonable market size in that currency and for that period.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, partners, trustees, administrators and advisors of such Person and such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 11.2.

“Request for Borrowing” means an irrevocable written notice from any of the individuals identified on Exhibit R-1 attached hereto (or, in certain cases, two of such individuals, all as set forth in further detail in Exhibit R-1 attached hereto) to Agent of Administrative Entity’s request for an Advance or for the issuance of a Letter of Credit, which notice shall be substantially in the form of Exhibit R-2 attached hereto.

“Request for Conversion/Continuation”  means an irrevocable written notice from any of the individuals identified on Exhibit R-1 attached hereto (or, in certain cases, two of such individuals, all as set forth in further detail in Exhibit R-1 attached hereto) to Agent pursuant to the terms of Section 2.7, substantially in the form of Exhibit R-3 attached hereto.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Share) exceed 50%.

“Responsible Officer” means the president, chief executive officer, chief operating officer, chief financial officer, secretary, general counsel, vice president, manager, or controller of a Person, or such other officer of such Person designated by a Responsible Officer in a writing delivered to Agent, in each case, to the extent that any such officer is authorized to bind Borrower or the applicable Guarantor (as applicable).

“Restatement Effective Date” means the date on which the conditions specified in Section 3.1 are satisfied (or waived in accordance with Section 11.2).

“Revolver Commitment” means, with respect to each Lender, its commitment to make Advances, and to acquire participations in Letters of Credit denominated in Dollars and in Alternative Currencies hereunder, and, with respect to all Lenders, their commitments in respect of the Revolving Credit Facility, in each case in the maximum aggregate amount as set forth beside such Lender’s name under the applicable heading on Schedule C-1, beside such Lender’s name under the applicable heading in the applicable Increase Joinder, or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be (a) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 9.1, and (b) increased from time to time pursuant to Section 2.18.

“Revolver Post-Increase Lenders” has the meaning set forth in Section 2.18(d).

“Revolver Pre-Increase Lenders” has the meaning set forth in Section 2.18(d).

“Revolving Credit Facility” means the revolving credit facility described in Section 2.1(a).

“Revolving Credit Facility Usage” means, at the time any determination thereof is to be made, the aggregate Dollar amount of the outstanding Advances at such time.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the respective Issuing Lender with respect to such Letter of Credit, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by such Issuing Lender with respect thereto to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

”S&P” has the meaning set forth in the definition of “Cash Equivalents” hereto.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations

Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Screen Rate” means the LIBOR Screen Rate and the Local Screen Rate collectively and individually as the context may require.

“SEC” means the Securities and Exchange Commission of the United States or any successor thereto.

“Securities” means the capital stock, membership interests, partnership interests (whether limited or general) or other securities or equity interests of any kind of a Person, all warrants, options, convertible securities, and other interests which may be exercised in respect of, converted into or otherwise relate to such Person’s capital stock, membership interests, partnership interests (whether limited or general) or other equity interests and any other securities, including debt securities of such Person.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Significant Subsidiary” means, at any time of determination, any (a) Loan Party or (b) any other Subsidiary of a Loan Party that, together with its Subsidiaries, has aggregate Management Fees greater than 10% of the aggregate Management Fees of the Loan Parties and their Subsidiaries, taken as a whole, at such time.

“Stand Alone Basis” means, with respect to any financial calculation or information that is specified herein to be calculated or reported on a “Stand Alone Basis”, such calculation or information for PTP and its Subsidiaries on a stand-alone basis which deconstructs funds required to be consolidated under GAAP.

“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than 50% of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a 50% equity interest at the time; provided, however, that for the purposes of this Agreement, (x) no Ares Fund or Subsidiary of an Ares Fund shall be deemed to be a Subsidiary of a Loan Party, (y) no Co-Invest Entity shall be deemed to be a Subsidiary of a Loan Party and (z) none of Ares Investor Services LLC nor any of its Subsidiaries shall be deemed to be a Subsidiary of a Loan Party.

”TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for settlement of payments in euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Total Commitment” means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, the sum of their Revolver Commitments, in each case in the maximum aggregate amounts as are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto, beside such Lender’s name under the applicable heading in the applicable Increase Joinder, or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under this Agreement, as such amounts may be (1) reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 9.1, and (2) increased from time to time pursuant to Section 2.18.

“Triggering Event” means, with respect to any Ares Fund, either (a) an event or occurrence that results in such Ares Fund not having sufficient funds to pay the Management Fees that were otherwise required to be paid by such Ares Fund when such Management Fees were otherwise due and payable, or (b) an agreement by a Loan Party with one or more of the partners of such Ares Fund to defer the payment by such Ares Fund of Management Fees or to amend or otherwise modify any agreement evidencing any obligation of such Ares Fund to pay Management Fees; provided, however, that any deferral of the payment of Management Fees that is set forth in the agreements that are executed in connection with the closing of any Ares Fund, shall not constitute a Triggering Event.

“UCC” means the New York Uniform Commercial Code as in effect from time to time.

“United States” means the United States of America.

“Unmatured Event of Default” means an event, act, or occurrence which, with the giving of notice or the passage of time, would become an Event of Default.

“USA Patriot Act” has the meaning set forth in Section 11.13.

1.2                               Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  References in this Agreement to a “determination” or “designation” include estimates by Agent (in the case of quantitative determinations or designations), and beliefs by Agent (in the case of qualitative determinations or designations).  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified.  Any reference herein to this Agreement or any of the Loan Documents includes any and all alterations, amendments, restatements, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations, any reference herein or in any other Loan Document to the Obligations being “paid in full” or “repaid in full”, and any reference herein or in any other Loan Document to the action by any Person to repay the Obligations in full, shall mean the repayment in full in cash in Dollars or applicable Alternative Currency (or cash collateralization or receipt of a backup letter of credit in accordance with the terms hereof)

of all Obligations other than contingent indemnification Obligations.  Any reference to an officer of PTP, whether in PTP’s own capacity or in its capacity as the Administrative Entity, shall also be a reference to the officer of the general partner of PTP.

ARTICLE II

AMOUNT AND TERMS OF LOANS

2.1                               Credit Facilities.

(a)                                 Revolver Credit Facility.

(i)                                     Subject to the terms and conditions of this Agreement, and during the term of this Agreement:

(A)                               each Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to Borrower in Dollars or any Alternative Currency in an aggregate amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of the Maximum Revolver Amount less such Lender’s Pro Rata Share of the aggregate Letter of Credit Usage at such time; provided that at no time shall the sum of such Lender’s aggregate Advances and such Lender’s Pro Rata Share of the aggregate Letter of Credit Usage exceed such Lender’s Revolver Commitment, and

(B)                               amounts borrowed pursuant to this Section 2.1 may be repaid at any time during the term of this Agreement and, subject to the terms and conditions of this Agreement, reborrowed prior to the Maturity Date.  The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(ii)                                  No Lender shall have an obligation to make any Advance under the Revolving Credit Facility on or after the Maturity Date.

(b)                                 Conversion and Assumption of Existing Obligations.  Subject to satisfaction of the conditions precedent specified in Article III and effective as of the Restatement Effective Date:

(i)                                     Ares, AIH and each Lender holding any outstanding Obligations (as defined in the Existing Credit Agreement) hereby agree that the Revolver Commitments (as defined in the Existing Credit Agreement) of each such Lender will be converted into Revolver Commitments in the amount set forth opposite the name of such Lender listed in Schedule C-1 attached hereto;

(ii)                                  the outstanding Advances (as defined in the Existing Credit Agreement) of the Lenders shall be automatically converted to Advances from the Lenders, in an aggregate amount equal to the principal amount of Advances so converted.  The remaining outstanding Advances shall be made from the Lenders pro rata according to the amount of their respective Revolver Commitments; provided that, the Lenders shall make and receive payments among themselves, as set forth in a written notice prepared by the Agent, so that, after giving effect thereto, Advances are held ratably by the Lenders in accordance with their respective Revolver Commitments; and

(iii)                               each of the Existing Letters of Credit shall automatically, and without any action on the part of any Person, become Letters of Credit hereunder.

2.2                               Rate Designation.  Borrower shall designate each Loan as a Base Rate Loan or a LIBOR Rate Loan in the Request for Borrowing or Request for Conversion/Continuation given to Agent in accordance with Section 2.6 or Section 2.7, as applicable.  Each Base Rate Loan shall be denominated in Dollars.  Each Base Rate Loan shall be in a minimum principal amount of $500,000 and, thereafter, in integral multiples of $100,000, unless such Advance is being made to pay any interest, fees, or expenses then due hereunder, in which case such Advance may be in the amount of such interest, fees, or expenses, and each LIBOR Rate Loan shall be in a minimum principal amount of $500,000 and, thereafter, in integral multiples of $100,000.

2.3                               Interest Rates; Payment of Principal and Interest.

(a)                                 Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or under Section 2.13, 2.14 or 2.23, or otherwise) or under any other Loan Document (except to the extent otherwise provided therein) prior to 1:00 p.m., New York time, on the date when due, in immediately available funds, without set-off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Agent at the Agent’s Account, except as otherwise expressly provided in the relevant Loan Document and except payments to be made directly to an Issuing Lender as expressly provided herein and payments pursuant to Sections 2.13, 2.14, 2.23 and 8.2, which shall be made directly to the Persons entitled thereto.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.

(b)                                 All amounts owing under this Agreement (excluding payments of principal of, and interest on, any Advance or payments relating to any Letters of Credit denominated in any Alternative Currency, which are payable in such Alternative Currency) or under any other Loan Document (except to the extent otherwise provided therein) are payable in Dollars.  Notwithstanding the foregoing, if Borrower shall fail to pay any principal of any Advance when due (whether at stated maturity, by acceleration, by mandatory prepayment or otherwise) or shall fail to pay any reimbursement obligation in respect of any Letter of Credit when due, the unpaid portion of such Advance or reimbursement obligation shall, if such Advance or reimbursement obligation is not denominated in Dollars, automatically be redenominated in Dollars on the due date thereof (or, if such due date in respect of any such Advance is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such principal or reimbursement obligation shall be payable on demand; and if Borrower shall fail to pay any interest on any Advance or on any reimbursement obligation in respect of any Letter of

Credit, or any other amount (other than any principal or reimbursement obligation), that is not denominated in Dollars, such interest or other amount shall automatically be redenominated in Dollars on the due date therefor (or, if such due date in respect of any such Advance is a day other than the last day of the Interest Period therefor, on the last day of such Interest Period) in an amount equal to the Dollar Equivalent thereof on the date of such redenomination and such interest or other amount shall be payable on demand.

(c)                                  Unless the Agent shall have received notice from Borrower prior to the date on which any payment is due to the Agent for account of the Lenders or the respective Issuing Lender hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or such Issuing Lender, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or such Issuing Lender, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or such Issuing Lender with interest thereon at the Defaulting Lender Rate, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent.

(d)                                 Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and applied thereto and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders in accordance with their respective Pro Rata Shares.

(i)                                     Subject to Section 2.3(d)(iii) below, all payments shall be remitted to Agent and all such payments shall be applied as follows:

(A)                               first, to pay any fees and Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

(B)                               second, to pay any fees and Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

(C)                               third, ratably to pay interest due in respect of the Loans until paid in full,

(D)                               fourth, so long as no Application Event has occurred and is continuing, to pay the principal of all Advances until paid in full,

(E)                                fifth, if an Application Event has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, and (ii) to Agent, to be held by Agent, for the ratable benefit of the respective Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 102% of the Letter of Credit Usage until paid in full,

(F)                                 sixth, if an Application Event has occurred and is continuing, to pay any other Obligations until paid in full, and

(G)                               seventh, to Borrower  (to be wired to the Ares Holdings Designated Account, Ares Domestic Holdings Designated Account, Ares Investments Designated Account or Ares Real Estate Designated Account, as directed by the Administrative Entity) or such other Person entitled thereto under applicable law.

(ii)                                  Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iii)                               In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(d)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)                              For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding, other than any contingent and unasserted indemnification or similar Obligations.

(v)                                 In the event of a direct conflict between the priority provisions of this Section 2.3 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3 shall control and govern.

(e)                                  Subject to Section 2.4, each Base Rate Loan shall bear interest upon the unpaid principal balance thereof, from and including the date advanced or converted, to but excluding the date of conversion or repayment thereof, at a fluctuating rate, per annum, equal to the Base Rate plus the Applicable Margin.  Any change in the interest rate resulting from a change in the Base Rate will become effective on the day on which each change in the Base Rate is announced by Agent.  Interest due with respect to Base Rate Loans shall be due and payable, in arrears, commencing on the first Interest Payment Date following the Restatement Effective Date, and continuing on each Interest Payment Date thereafter up to and including the Interest Payment Date immediately preceding the Maturity Date, and on the Maturity Date.

(f)                                   Subject to Section 2.4, each LIBOR Rate Loan shall bear interest upon the unpaid principal balance thereof, from the date advanced, converted, or continued, at a rate, per annum, equal to the LIBOR Rate plus the Applicable Margin.  Interest due with respect to each LIBOR Rate Loan shall be due and payable, in arrears, on each Interest Payment Date applicable to that LIBOR Rate Loan and on the Maturity Date.  Anything to the contrary contained in this Agreement notwithstanding, Borrower may not have more than 10 LIBOR Rate Loans outstanding at any one time.

(g)                                  Borrower shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.10(f)) which shall accrue at a rate equal to the Applicable Margin times the Daily Balance of the undrawn amount of all outstanding Letters of Credit (the “Letter of Credit Fee”).  The Letter of Credit Fee shall be due and payable quarterly in arrears on the first day of each quarter.

(h)                                 Unless prepaid in accordance with the terms hereof, the outstanding principal balance of all Advances, together with accrued and unpaid interest thereon, shall be due and payable, in full, on the Maturity Date.

(i)                                     Any Lender by written notice to Borrower (with a copy to Agent) may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note, substantially in the form of Exhibit A-2, payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).  For the avoidance of doubt, assignments of any Loans by Lenders (irrespective of whether promissory notes are issued hereunder) shall be in accordance with the provisions of Section 9 of this Agreement.  In no event shall the delivery of a promissory note pursuant to this Section 2.3(i) constitute a condition precedent to any extension of credit hereunder.

2.4                               Default Rate.  (i) If any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (A) in the case of overdue principal of any Loan, the rate otherwise applicable to such Loan as provided above plus 2.0 percentage points or (B) in the case of any other amount, 2.0 percentage points plus the rate applicable to Base Rate Loans as provided above and (ii) upon the occurrence and during the continuance of an Event of Default, (A) all Loans then outstanding shall bear interest at a rate equal to the rate otherwise applicable to such Loan plus 2.0 percentage points, and (B) the Letter of Credit Fee shall be increased to 2.0 percentage points above the per annum rate otherwise applicable thereunder.  All amounts payable under this Section 2.4 shall be due and payable on demand by Agent.

2.5                               Computation of Interest and Fees Maximum Interest Rate; Letter of Credit Fee.

All computations of interest with respect to the Loans and computations of the fees (including the Letter of Credit Fee) due hereunder for any period shall be calculated on the basis of a year of 360 days for the actual number of days elapsed in such period (except in the case of Loans denominated in British Pounds Sterling or Base Rate Loans, which shall be

365/366 days).  Interest shall accrue from the first day of the making of a Loan (or the date on which interest or fees or other payments are due hereunder, if applicable) to (but not including) the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof.

2.6                               Request for Borrowing.

(a)                                 Each Base Rate Loan shall be made on a Business Day and each LIBOR Rate Loan shall be made on a Eurodollar Business Day.

(b)                                 Each Loan or Letter of Credit that is proposed to be made after the Restatement Effective Date shall be made upon written notice, by way of a Request for Borrowing, which Request for Borrowing shall be irrevocable and shall be given by facsimile, mail, electronic mail (in a format bearing a copy of the signature(s) required thereon), or personal service, and delivered to Agent and Issuing Bank as provided in Section 11.3.

(i)                                     for a Base Rate Loan, Borrower shall give Agent notice at least one (1) Business Day prior to the date that is the requested Funding Date, and such notice shall specify that a Base Rate Loan is requested and state the amount thereof (subject to the provisions of this Article II).

(ii)                                  for a LIBOR Rate Loan, Borrower shall give Agent notice at least three (3) Eurodollar Business Days before the date the LIBOR Rate Loan is to be made, and such notice shall specify that a LIBOR Rate Loan is requested and state the amount and Interest Period thereof (subject to the provisions of this Article II); provided, however, that no Loan shall be available as a LIBOR Rate Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing.  At any time that an Event of Default has occurred and is continuing, Agent may convert, and shall convert if so requested by the Required Lenders, the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.  If Borrower fails to designate a Loan as a LIBOR Rate Loan in accordance herewith, the Loan will be a Base Rate Loan.  In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any Request for Borrowing or Request for Conversion/Continuation delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”).  Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (I) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert, or continue, for the period that would have been the Interest Period therefor), minus (II) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market.  A certificate of Agent or a Lender delivered to Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.6(b)(ii) shall be conclusive absent manifest error.

(c)                                  If the notice provided for in clause (b) of this Section 2.6 (i) with respect to a Base Rate Loan or a LIBOR Rate Loan denominated in Dollars is received by Agent not later than 1:00 p.m. New York time or (ii) with respect to a LIBOR Rate Loan denominated in an Alternative Currency is received by Agent not later than 10:00 a.m. London time, on a Business Day or Eurodollar Business Day, as applicable, such day shall be treated as the first Business Day or Eurodollar Business Day, as applicable, of the required notice period.  In any other event, such notice will be treated as having been received immediately before 1:00 p.m. New York time (or 10:00 a.m. London time), of the next Business Day or Eurodollar Business Day, as applicable, and such day shall be treated as the first Business Day or Eurodollar Business Day, as applicable, of the required notice period.

(d)                                 Each Request for Borrowing shall specify, among other information, (i) whether the applicable Loan or Letter of Credit will be used for the Loan Parties’ general working capital purposes or to fund an Investment in an Ares Fund (and if the latter, the identity of the Ares Fund(s) that the proceeds of such Loan will be used by Borrower to invest in and the amount of each such Investment, if applicable), (ii) after giving effect to such Loan or Letter of Credit, the outstanding amount of Loans and Letters of Credit that have been used to finance an Investment in each Ares Fund (by Ares Fund), and the outstanding amount of all Loans and Letters of Credit that have been used for the Loan Parties’ general working capital purposes, (iii) with respect to any Ares Fund as to which the proceeds of Loans are to be used to fund investments, the fair market value of the investments of the Loan Parties in such Ares Fund, (iv) with respect to any Margin Securities held by any Loan Party, a description of such Margin Securities as well as the fair market value thereof as of the date of such Request for Borrowing and (v) the amount of the proceeds of such Loan that will be made available to each of Ares Holdings, Ares Domestic Holdings, Ares Investments, Ares Real Estate, or another entity comprising Borrower.

(e)                                  Promptly after receipt of a Request for Borrowing pursuant to Section 2.6(b), Agent shall notify the Lenders not later than 2:00 p.m. Local Time, on the Business Day immediately preceding the Funding Date applicable thereto (in the case of a Base Rate Loan), or the third Eurodollar Business Day preceding the Funding Date (in the case of a LIBOR Rate Loan), by telecopy, electronic mail (in a format bearing a copy of the signature(s) required thereon), telephone, or other similar form of transmission, of the requested Loan.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Loan available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. Local Time on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Loans, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by (w) transferring to the Ares Holdings Designated Account immediately available funds equal to the proceeds that are requested by Borrower to be sent to Ares Holdings or another entity comprising Borrower (other than Ares Domestic Holdings, Ares Investments or Ares Real Estate) in the applicable Request for Borrowing, (x) transferring to the Ares Domestic Holdings Designated Account immediately available funds equal to the proceeds that are requested by Borrower to be sent to Ares Domestic Holdings in the applicable Request for Borrowing,

(y) transferring to the Ares Investments Designated Account immediately available funds equal to the proceeds that are requested by Borrower to be sent to Ares Investments in the applicable Request for Borrowing, and (z) transferring to the Ares Real Estate Designated Account immediately available funds equal to the proceeds that are requested by Borrower to be sent to Ares Real Estate in the applicable Request for Borrowing ; provided, however, that Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Loan if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Loan unless such condition has been waived, or (2) the requested Loan would exceed the Availability on such Funding Date.

(f)                                   Unless Agent receives notice from a Lender on or prior to the Restatement Effective Date or, with respect to any Loan after the Restatement Effective Date, prior to 10:00 a.m. (New York time) on the date of such Loan, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Loan, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Loan on the date of such Loan for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Loan, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Loan, without in any way prejudicing the rights and remedies of Borrower against the Defaulting Lender.  The failure of any Lender to make any Loan on any Funding Date shall not relieve any other Lender of any obligation hereunder to make a Loan on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on any Funding Date.

(g)                                  If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(d), 2.6(f) or 8.2, then the Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Agent for the account of such Lender for the benefit of the Agent or the respective Issuing Lender to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Agent in its discretion.

(h)                                 All Advances shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Revolver Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.7                               Conversion or Continuation.

(a)                                 Subject to the provisions of clause (d) of this Section 2.7 and the provisions of Section 2.14, Borrower shall have the option to (i) convert all or any portion of the outstanding Base Rate Loans equal to $500,000, and integral multiples of $100,000 in excess of such amount, to a LIBOR Rate Loan, (ii) convert all or any portion of the outstanding LIBOR Rate Loans denominated in Dollars equal to $500,000 and integral multiples of $100,000 in excess of such amount, to a Base Rate Loan, and (iii) upon the expiration of any Interest Period applicable to any of its LIBOR Rate Loans, continue all or any portion of such LIBOR Rate Loan equal to $500,000, and integral multiples of $100,000 in excess of such amount, as a LIBOR Rate Loan denominated in the same Currency, and the succeeding Interest Period of such continued Loan shall commence on the expiration date of the Interest Period previously applicable thereto; provided, however, that a LIBOR Rate Loan only may be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Loan may be continued as, or be converted into, a LIBOR Rate Loan when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, however, that if, before the expiration of an Interest Period of a LIBOR Rate Loan, Borrower fails timely to deliver the appropriate Request for Conversion/Continuation, such LIBOR Rate Loan, in the case of a LIBOR Rate Loan denominated in Dollars, automatically shall be converted to a Base Rate Loan and, in the case of a LIBOR Rate Loan denominated in an Alternative Currency, automatically shall be continued as a LIBOR Rate Loan having an Interest Period of one month.

(b)                                 Borrower shall by facsimile, mail, electronic mail (in a format bearing a copy of the signature(s) required thereon), personal service or by telephone (which shall be confirmed by one of the other means of delivery) deliver a Request for Conversion/Continuation to Agent (i) no later than 1:00 p.m., Local Time, one (1) Business Day prior to the proposed conversion date (in the case of a conversion to a Base Rate Loan), and (ii) no later than 1:00 p.m. Local Time, three (3) Eurodollar Business Days before (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan).  A Request for Conversion/Continuation shall specify (x) the proposed conversion or continuation date (which shall be a Business Day or a Eurodollar Business Day, as applicable), (y) the amount and type of the Loan to be converted or continued, and (z) the nature of the proposed conversion or continuation.

(c)                                  Any Request for Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be obligated to convert or continue in accordance therewith.

(d)                                 No Loan (or portion thereof) may be converted into, or continued as, a LIBOR Rate Loan with an Interest Period that ends after the Maturity Date.

2.8                               Mandatory Repayment.

(a)                                 The Revolver Commitments, including any commitment to issue any Letter of Credit, shall terminate on the Maturity Date and all Loans, all interest that has accrued and remains unpaid thereon, all contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, all unpaid fees, costs, or expenses that are payable hereunder or under any other Loan Document, and all other Obligations immediately shall be due and payable in full, without notice or demand (including either (i) providing cash collateral to be held by Agent in an amount equal to 102% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to Agent), on the Maturity Date.

(b)                                 (i)                                     On the last Business Day of each quarter and, in addition, promptly upon the receipt by the Agent of a Currency Valuation Notice (as defined below), the Agent shall determine the aggregate Revolving Credit Facility Usage and Letter of Credit Usage.  For the purpose of this determination, the outstanding principal amount of any Loan or the undrawn amount of any outstanding Letter of Credit that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount in the Alternative Currency of such Loan or Letter of Credit, determined as of such quarterly date or, in the case of a Currency Valuation Notice received by the Agent prior to 11:00 a.m., New York time on a Business Day, on such Business Day or, in the case of a Currency Valuation Notice otherwise received, on the first Business Day after such Currency Valuation Notice is received.  Upon making such determination, the Agent shall promptly notify the Lenders and the Borrower thereof.

(i)                                     In the event that, as of the date of such determination, the sum of the then outstanding Revolving Credit Facility Usage and the Letter of Credit Usage exceeds 105% of the then extant amount of the Maximum Revolver Amount, then, and in each such event, promptly upon obtaining notice of such excess (and in any event within three (3) Business Days of obtaining such notice) Borrower shall repay such amount or cash collateralize Letters of Credit as shall be necessary so that the outstanding Revolving Credit Facility Usage and the Letter of Credit Usage does not exceed the then extant amount of the Maximum Revolver Amount.

(ii)                                  For purposes hereof, “Currency Valuation Notice” means a notice given by the Required Lenders to the Agent stating that such notice is a “Currency Valuation Notice” and requesting that the Agent determine the aggregate Revolving Credit Facility Usage and Letter of Credit Usage.  The Agent shall not be required to make more than one valuation determination pursuant to Currency Valuation Notices within any rolling three month period.

(c)                                  All prepayments of the Loans made pursuant to this Section 2.8 shall (i) prior to the Maturity Date, so long as no Application Event shall have occurred and be continuing, be applied ratably to the outstanding principal amount of the Advances until paid in full, (ii) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(d)(i), and (iii) so long as an Event of Default has not occurred and is not continuing, to the extent that such prepayments are to be applied to the Advances pursuant to Section 2.8(c)(i) above, be applied, first, ratably to Advances that are Base Rate Loans, until paid in full, and, second, ratably to Advances that are LIBOR Rate Loans, until paid in full.

2.9                               Voluntary Prepayments; Termination and Reduction in Commitments.

(a)                                 Borrower shall have the right, at any time and from time to time, to prepay the Loans without penalty or premium.  Borrower shall give Agent written notice not less than 1 Business Day prior to any such prepayment with respect to Base Rate Loans and not less than 3 Eurodollar Business Days prior written notice of any such prepayment with respect to LIBOR Rate Loans.  In each case, such notice shall specify the date on which such prepayment is to be made (which shall be a Business Day or Eurodollar Business Day, as applicable), and the amount of such prepayment.  Each such prepayment shall be in an aggregate minimum amount of $1,000,000 and shall include interest accrued on the amount prepaid to, but not including, the date of payment in accordance with the terms hereof (or, in each case, such lesser amount constituting the amount of all Loans then outstanding). Any voluntary prepayments of principal by Borrower of a LIBOR Rate Loan prior to the end of the applicable Interest Period shall be subject to Section 2.6(b)(ii).

(b)                                 Borrower has the option, at any time upon 3 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Revolver Commitments hereunder without penalty or premium by paying to Agent, in cash, the Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, but excluding contingent indemnification obligations in respect of claims that are unasserted and unanticipated) in full (including either (i) providing immediately available funds to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 102% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to each respective Issuing Lender); provided that the Revolver Commitments shall not be terminated if after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.9(a), the aggregate amount of the Revolving Credit Facility Usage and Letter of Credit Usage would exceed the aggregate amount of the Revolver Commitments.  Promptly following receipt of any notice, Agent shall advise the Lenders of the contents thereof.  Each notice delivered by Borrower pursuant to this Section 2.9(b) shall be irrevocable; provided that a notice of termination of the Revolver Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by Borrower (by notice to Agent on or prior to the specified effective date) if such condition is not satisfied.  If Borrower has sent a notice of termination pursuant to the provisions of this Section, then (subject to the proviso in the preceding sentence) the Revolver Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit, but excluding contingent indemnification obligations in respect of claims that are unasserted and unanticipated) in full on the date set forth as the date of termination of this Agreement in such notice (including either (I) providing immediately available funds to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 102% of the Letter of Credit Usage, or (II) causing the original Letters of Credit to be returned to each respective Issuing Lender).  Any termination of the Revolver Commitments shall be permanent.

(c)                                  Borrower has the option, at any time upon 3 Business Days prior written notice to Agent, to reduce the Revolver Commitments without penalty or premium to an amount not less than the sum of (A) the Revolving Credit Facility Usage as of such date, plus (B) the principal amount of all Advances not yet made as to which a request has been given by Borrower under Section 2.6(b), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.10(a) plus (D) the Letter of

Credit Usage.  Each such reduction shall be in an amount which is not less than $500,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $500,000).  Each notice delivered by Borrower pursuant to this Section 2.9(c) shall be irrevocable.  Subject to Section 2.18, once reduced, the Revolver Commitments may not be increased.  Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof.

2.10                        Letters of Credit.

(a)                                 Subject to the terms and conditions of this Agreement (including without limitation the provisions of Article III and this Section 2.10(a)), the Total Commitments may be utilized in addition to the Loans provided for in Section 2.1, upon the request of Borrower made in accordance herewith not later than seven (7) days before the Maturity Date, by the issuance by an Issuing Lender selected by Borrower of letters of credit denominated in Dollars or in an Alternative Currency for the account of Borrower (each, including the Existing Letters of Credit, a “Letter of Credit”), such Issuing Lender shall amend, renew or extend any Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by any of the individuals identified on Exhibit R-1 attached hereto (or, in certain cases, two of such individuals, all as set forth in further detail in Exhibit R-1 attached hereto) and delivered to the respective Issuing Lender and Agent via hand delivery, facsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance satisfactory to the respective Issuing Lender in its sole and absolute discretion and shall specify (i) the Issuing Lender, (ii) the amount of such Letter of Credit, (iii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iv) the expiration of such Letter of Credit, (v) the name and address of the beneficiary thereof, (vi) whether such Letter of Credit is to be denominated in Dollars or an Alternative Currency (and if to be denominated in an Alternative Currency, the Alternative Currency in which such Letter of Credit is to be denominated) and (vii) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  It is hereby acknowledged that an Issuing Lender shall have no obligation to issue a Letter of Credit (A) if, after giving effect to the issuance of such requested Letter of Credit, (1) the Letter of Credit Usage would exceed $75,000,000, or (2) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the amount of the Revolving Credit Facility Usage, (B) at any time when one or more of the Lenders is a Defaulting Lender, but only until such time as either (1) the Revolver Commitments of the Defaulting Lender or Defaulting Lenders have been assumed by a Lender that is not a Defaulting Lender, or (2) the Maximum Revolver Amount has been reduced by the amount of such Defaulting Lender’s or Defaulting Lenders’ Revolver Commitments, (C) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such

Issuing Lender is not otherwise compensated hereunder) not in effect on the Restatement Effective Date, or shall impose upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Restatement Effective Date and which such Issuing Lender in good faith deems material to it, or (D) if the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally.  Agent shall provide a report to each Lender on a quarterly basis setting forth the then current Letter of Credit Usage and Lender’s Pro Rata Share thereof.

(b)                                 Each Letter of Credit shall expire at or prior to the close of business on the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, twelve months after the then-current expiration date of such Letter of Credit, so long as such renewal or extension occurs within three months of such then-current expiration date).

(c)                                  (i)                                     If an Issuing Lender shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such Issuing Lender in respect of such L/C Disbursement by paying to the Agent an amount equal to such L/C Disbursement not later than 1:00 p.m., New York City time, on (x) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (y) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is in Dollars and is not less than $500,000, the Borrower may, prior to the Maturity Date and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.6 that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Loan.

(i)                                     If the Borrower fails to make such payment when due, the Agent shall notify each applicable Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Pro Rata Share thereof.

(d)                                 (i)                                     By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) by an Issuing Lender, and without any further action on the part of such Issuing Lender or the Lenders, such Issuing Lender hereby grants to each Lender (other than the respective Issuing Lender), and each Lender (other than the respective Issuing Lender) hereby acquires from such Issuing Lender, a participation in such Letter of Credit equal to such Lender’s Pro Rata Share of the aggregate amount available to be drawn under such Letter of Credit.  Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of any Event of Default or Unmatured Event of Default or reduction or termination of the applicable Total Commitments; provided that no Lender shall be required to purchase a participation in a Letter of Credit pursuant to this Section 2.10(d) if (x) the conditions set forth in Section 3.2 would not be satisfied in respect of a credit extension at the time such Letter of Credit was issued and (y) the Required Lenders shall have so notified such Issuing Lender in writing and shall not have subsequently determined that the circumstances giving rise to such conditions not being satisfied no longer exist; provided further that the obligation of the Lenders to participate in Letters of Credit issued prior to the Maturity Date and remaining outstanding thereafter shall continue solely to the extent that the Borrower shall have defaulted in its obligation to cash collateralize such Letters of Credit on the Maturity Date as required by Section 2.8(a).

(ii)                                  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for account of the respective Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by such Issuing Lender in respect of Letters of Credit promptly upon the request of such Issuing Lender at any time from the time of such L/C Disbursement until such L/C Disbursement is reimbursed or cash collateralized by the Borrower or at any time after any reimbursement payment or cash collateral is required to be refunded to the Borrower for any reason.  Such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each such payment shall be made in the same manner as provided in Section 2.6(e) with respect to Loans made by such Lender (and Sections 2.6(e) and (f) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Agent shall promptly pay to such Issuing Lender the amounts so received by it from the Lenders.  Promptly following receipt by the Agent of any payment from the Borrower pursuant to Section 2.10(c), the Agent shall distribute such payment to such Issuing Lender or, to the extent that the Lenders have made payments pursuant to this paragraph to reimburse such Issuing Lender, then to such Lenders and such Issuing Lender as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Lender for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.

(e)                                  The Borrower’s obligation to reimburse L/C Disbursements as provided in paragraph (c) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the respective Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, and (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder (other than payment in full by the Borrower).

Neither the Agent, the Lenders, any Issuing Lender, any Agent-Related Person nor any Lender-Related Person, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by an Issuing Lender or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Lender; provided that the foregoing shall not be construed to excuse such Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Lender’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that:

(i)                                     an Issuing Lender may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii)                                  an Issuing Lender shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii)                               this sentence shall establish the standard of care to be exercised by an Issuing Lender when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(f)                                   Any and all charges, commissions, fees, and costs incurred by an Issuing Lender relating to Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Agent for the account of such Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Restatement Effective Date, the issuance charge imposed by an Issuing Lender is 0.25% per annum times the undrawn amount of each Letter of Credit, and that an Issuing Lender also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(g)                                  If the Borrower shall be required to cash collateralize Letter of Credit Usage pursuant to Section 2.3, Section 2.8, Section 2.9 or Section 7.2, the Borrower shall immediately deposit into a segregated collateral account or accounts (herein, collectively, the “Letter of Credit Collateral Account”) in the name and under the dominion and control of the Agent cash denominated in the currency of the Letter of Credit under which such Letter of Credit Usage arises in an amount equal to the amount required under Section 2.3, Section 2.8(a), Section 2.9 or Section 7.2, as applicable.  Such deposit shall be held by the Agent as collateral in the first instance for the Letter of Credit Usage for the applicable Issuing Lender(s) under this Agreement, and for these purposes the Borrower hereby grants a security interest to the Agent for the benefit of the Lenders and the other Issuing Lenders in the Letter of Credit Collateral Account and in any financial assets (as defined in the Uniform Commercial Code) or other property held therein.

2.11                        Fees.

(a)                                 Commitment Fee.  A commitment fee shall be due and payable quarterly in arrears, on the first day of each quarter, in an amount equal to the Applicable Margin times the result of (i) the Maximum Revolver Amount at such time, less (ii) the sum of (A) the average Daily Balance of Advances that were outstanding during the immediately preceding quarter, plus (B) the average Daily Balance of the Letter of Credit Usage during the immediately preceding quarter.

(b)                                 Fee Letter Fees.  Borrower shall pay as and when due and payable under the terms of each Fee Letter, the fees set forth therein.

2.12                        Maintenance of Records; Effect.  Each Lender shall maintain in accordance with its usual practice records evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts and currency of principal and interest payable and paid to such Lender from time to time hereunder. The Agent shall maintain records in which it shall record (i) the amount and Currency of each Loan made hereunder, the type thereof and each Interest Period therefor, (ii) the amount and currency of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount and currency of any sum received by the Agent hereunder for account of the Lenders and each Lender’s share thereof. The entries made in the records maintained pursuant to this Section shall be prima facie evidence, absent obvious error, of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Agent to maintain such records or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms of this Agreement.

2.13                        Increased Costs.

(a)                                 Increased Costs Generally.  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the LIBOR Rate) or any Issuing Lender; or

(ii)                                  impose on any Lender or any Issuing Lender or the London interbank market any other condition (other than Excluded Taxes, Indemnified Taxes or Other Taxes of such Lender or Issuing Lender covered under Section 2.23) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 Capital Requirements.  If any Lender or any Issuing Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c)                                  Certificates from Lenders.  A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Notice: Delay in Requests.  Each Lender and Issuing Lender agrees to use reasonable efforts to notify the Borrower upon becoming aware of any Change in Law giving rise to a right to compensation pursuant to this Section.  Notwithstanding the foregoing, no failure or delay on the part of any Lender or Issuing Lender to give any such notice to the Borrower or to demand compensation pursuant to this Section shall constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation or otherwise form the basis of any liability of such Lender or Issuing Lender to Borrower; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14                        Market Disruption and Alternate Rate of Interest.

(a)                                 If at the time that the Agent shall seek to determine the relevant Screen Rate on the Quotation Day for any Interest Period for a LIBOR Rate Loan the applicable Screen Rate shall not be available for such Interest Period and/or for the applicable Currency with respect to such LIBOR Rate Loan for any reason and the Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the Base LIBOR Rate for such Interest Period for such LIBOR Rate Loan; provided, however, if less than two Reference Banks shall supply a rate to the Agent for purposes of determining the Base LIBOR Rate for such LIBOR Rate Loan then (i) if such Advance shall be requested in Dollars, such Advance shall be made as a Base Rate Loan at the Base Rate and (ii) if such Advance shall be requested in any Alternative Currency either, at Borrower’s election, (A) any Request for Borrowing that requests a LIBOR Rate Loan denominated in the affected Currency shall be ineffective or (B) for each

Lender the Base LIBOR Rate for such LIBOR Rate Loan shall be the cost to such Lender to fund its pro rata share of such LIBOR Rate Loan (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion).

(b)                                 If prior to the commencement of any Interest Period for a LIBOR Rate Loan (the Currency of such Loan herein called the “Affected Currency”) the Agent is advised by the Required Lenders that the LIBOR Rate or the Base LIBOR Rate, as applicable, for a Loan in the applicable currency or for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Advance for such Interest Period then, if the Affected Currency is Dollars, the Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Request for Conversion/Continuation that requests the conversion of any Revolver Commitment to, or continuation of any Revolver Commitment as, a LIBOR Rate Loan shall be ineffective and (ii) any Request for Borrowing or Request for Conversion/Continuation shall be made as a Base Rate Loan.  If the Affected Currency is an Alternative Currency, then either, at Borrower’s election (A) any Request for Borrowing that requests a LIBOR Rate Loan in such Affected Currency shall be ineffective and any Request for Conversion/Continuation of a LIBOR Rate Loan denominated in such Affected Currency shall be ineffective and, on the last day of the then current Interest Period, such LIBOR Rate Loan shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement or (B) for each Lender the Base LIBOR Rate for such LIBOR Rate Loan shall be the cost to such Lender to fund its pro rata share of such LIBOR Rate Loan (from whatever source and using whatever methodologies as such Lender may select in its reasonable discretion).

2.15                        Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain LIBOR Rate Loans in any Currency hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy to the Agent), such Lender’s obligation to make, convert or continue LIBOR Rate Loans in such Currency shall be suspended until such time as such Lender may again make or maintain LIBOR Rate Loans in such Currency, and if applicable law shall so mandate, such Lender’s LIBOR Rate Loans in such Currency shall be prepaid by the Borrower, together with accrued and unpaid interest thereon and all other amounts payable by the Borrower under this Agreement, on or before such date as shall be mandated by such applicable law.

2.16                        Place of Loans.  Nothing herein shall be deemed to obligate the Lenders (or Agent on behalf thereof) to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by Agent or any Lender that it has obtained or will obtain such funds in any particular place or manner.

2.17                        Survivability.  Borrower’s obligations under Section 2.13 hereof shall survive repayment of the Loans made hereunder and termination of the Revolver Commitments for a period of 90 days after such repayment and termination.

2.18                        Increase in Revolver Commitments.

(a)                                 Administrative Entity may, by written notice to Agent and the Lenders, elect to request increases in the existing Revolver Commitments and the Maximum Revolver Amount (each increase that satisfies the terms and conditions of this Section 2.18, an “Approved Increase”) by an aggregate amount, for all such increases under this Section 2.18, that does not exceed $250,000,000.00.  Each Approved Increase shall be in a minimum principal amount of $5,000,000 unless otherwise agreed by Agent.  Each such notice shall specify (i) the amount of the proposed increase, if any, to the existing Revolver Commitments and the Maximum Revolver Amount, (ii) the date on which such increase shall become effective (the “Increase Effective Date”), and (iii) the identity of each Lender or other Eligible Transferee to whom Administrative Entity proposes any portion of such increased or new Revolver Commitments be allocated and the amounts of such allocations; provided that any Lender or other Eligible Transferee approached to provide all or a portion of the increased or new Revolver Commitments may elect or decline, in its sole discretion, to provide such increased or new Revolver Commitment and Maximum Revolver Amount, and the Revolver Commitments, the Maximum Revolver Amount, and the Total Commitments shall only be increased to the extent of Revolver Commitments agreed to be provided by Lenders or Eligible Transferees.  Any Eligible Transferee who agrees to provide such increased or new Revolver Commitment and Maximum Revolver Amount shall execute a joinder agreement to which such Eligible Transferee and Agent (whose consent thereto shall not be unreasonably withheld or delayed) are party (the “Increase Joinder”).  If such proposed Lender agrees to execute an Increase Joinder in connection with an Approved Increase, such Increase Joinder may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of Agent, to effect the provisions of this Section 2.18.  In connection with any such Approved Increase, Borrower shall execute and deliver to Agent (with sufficient additional originals thereof for each Lender) a new Form U-1 (together with such other documentation as Agent shall reasonably request, if any) in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board.  Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Loans shall be deemed, unless the context otherwise requires, to include Loans made pursuant to the increased Revolver Commitments made pursuant to this Section 2.18.

(b)                                 The increased Revolver Commitments and Maximum Revolver Amount with respect to an Approved Increase shall become effective as of such Increase Effective Date; provided that each of the conditions set forth in Section 3.2 shall be satisfied.

(c)                                  The terms and provisions of Loans made pursuant to an Approved Increase shall be identical to the terms and provisions applicable to the relevant Loans made immediately prior to such Increase Effective Date.

(d)                                 To the extent any Advances or Letters of Credit are outstanding on the Increase Effective Date when the Revolver Commitments and the Maximum Revolver Amount are increased, each of the Lenders having a Revolver Commitment prior to the Increase Effective Date (the “Revolver Pre-Increase Lenders”) shall assign to any Lender which is acquiring a new or additional Revolver Commitment on the Increase Effective Date (the “Revolver Post-Increase Lenders”), and such Revolver Post-Increase Lenders shall purchase from each Revolver Pre-Increase Lender, at the principal amount thereof, such interests in the Advances and participation interests in Letters of Credit on such Increase Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Advances and participation interests in Letters of Credit will be held by Revolver Pre-Increase Lenders and Revolver Post-Increase Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Revolver Commitments.

(e)                                  The Loans and Revolver Commitments established pursuant to this Section shall constitute Loans and Revolver Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Loan Documents.

2.19                        Exchange Rates; Currency Equivalents.

(a)                                 At any time, any reference in the definition of the term “Alternative Currency” or in any other provision of this Agreement to the currency of any particular nation means the lawful currency of such nation at such time whether or not the name of such currency is the same as it was on the Restatement Effective Date.  The outstanding principal amount of any Loan or Letter of Credit that is denominated in any Alternative Currency shall be deemed to be the Dollar Equivalent of the amount of the Alternative Currency of such Loan or Letter of Credit.  Wherever in this Agreement in connection with a Loan or Letter of Credit an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest 1,000 units of such Alternative Currency).

(b)                                 Each obligation hereunder of any party hereto that is denominated in the national currency of a state that is not a Participating Member State on the Restatement Effective Date shall, effective from the date on which such state becomes a Participating Member State, be redenominated in euro in accordance with the legislation of the European Union applicable to the European Monetary Union; provided that, if and to the extent that any such legislation provides that any such obligation of any such party payable within such Participating Member State by crediting an account of the creditor can be paid by the debtor either in euros or such national currency, such party shall be entitled to pay or repay such amount either in Euros or in such national currency.  If the basis of accrual of interest or fees expressed in this Agreement with respect to an Alternative Currency of any country that becomes a Participating Member State after the date on which such currency becomes an Alternative Currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest or fees in respect of the euro, such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State; provided that, with respect to any Loan denominated in such currency that is outstanding immediately prior to such date, such replacement shall take effect at the end of the Interest Period therefor.

(c)                                  Without prejudice to the respective liabilities of the Borrower to the Lenders and the Lenders to the Borrower under or pursuant to this Agreement, each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent may from time to time, in consultation with the Borrower, reasonably specify to be necessary or appropriate to reflect the introduction or changeover to the euro in any country that becomes a Participating

Member State after the Restatement Effective Date; provided that, the Agent shall provide the Borrower and the Lenders with prior notice of the proposed change with an explanation of such change in sufficient time to permit the Borrower and the Lenders an opportunity to respond to such proposed change.

2.20                        Joint and Several Liability of Each of the Entities Comprising Borrower.

(a)                                 Each of the entities comprising Borrower expects to derive benefit, directly or indirectly, from each of the Loans made to each of the entities comprising Borrower since the successful operation of each of the entities comprising Borrower is dependent on the continued successful performance of the integrated group.  Each of the entities comprising Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration thereof, in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each of the entities comprising Borrower and in consideration of the undertakings of the each of the other entities comprising Borrower to accept joint and several liability for the Obligations.

(b)                                 Each of the entities comprising Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the each of the other entities comprising Borrower, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.20), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the entities comprising Borrower without preferences or distinction among them.

(c)                                  If and to the extent that any of the entities comprising Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event each of the other entities comprising Borrower will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each of the entities comprising Borrower under the provisions of this Section 2.20 constitute the absolute and unconditional, full recourse Obligations of each of the entities comprising Borrower enforceable against each of the entities comprising Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each of the entities comprising Borrower, solely with respect to any action taken or not taken by the other entity comprising Borrower, hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Unmatured Event of Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each of the entities comprising Borrower, solely with respect to any action taken or not taken by the other entity comprising Borrower, hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any of the entities comprising Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any of the entities comprising Borrower.  Without limiting the generality of the foregoing, each of the entities comprising Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any of the entities comprising Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.20 afford grounds for terminating, discharging or relieving any of the entities comprising Borrower, in whole or in part, from any of its Obligations under this Section 2.20, it being the intention of each of the entities comprising Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each of the entities comprising Borrower under this Section 2.20 shall not be discharged except by payment in full (or cash collateralization, cancellation or expiration in the case of Letters of Credit).  The Obligations of each of the entities comprising Borrower under this Section 2.20 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any of the entities comprising Borrower or any Agent or Lender.

(f)                                   Each of the entities comprising Borrower represents and warrants to Agent and Lenders that such entity comprising Borrower is currently informed of the financial condition of each of the other entities comprising Borrower and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each of the entities comprising Borrower further represents and warrants to Agent and Lenders that such entity comprising Borrower has read and understands the terms and conditions of the Loan Documents.  Each of the entities comprising Borrower hereby covenants that such entity comprising Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                  Each of the entities comprising Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such entity comprising Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h)                                 The provisions of this Section 2.20 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time as permitted by the terms of this Agreement against any or all of the entities comprising Borrower as often as occasion therefor may arise and without requirement on the part of Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the entities comprising Borrower or to exhaust any remedies available to it or them against any of the entities comprising Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.20 shall remain in effect until all of the Obligations shall have been paid in full (or cash collateralized, cancelled or expired in the case of Letters of Credit) or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any of the entities comprising Borrower, or otherwise, the provisions of this Section 2.20 will forthwith be reinstated in effect, as though such payment had not been made.

(i)                                     Each of the entities comprising Borrower hereby waives any of its rights of contribution or subrogation against any of the other entities comprising Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor.

2.21                        [Reserved].

2.22                        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 commitment fees pursuant to Section 2.11(a) shall cease to accrue on the unfunded portion of the Revolver Commitment of such Defaulting Lender;

(b)                                 the Revolving Credit Facility Usage and Letter of Credit Usage of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.2); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c)                                  if any Letter of Credit Usage exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     all or any part of the Letter of Credit Usage of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Facility Usage plus such Defaulting Lender’s Letter of Credit Usage does not exceed the total of all non-Defaulting Lenders’ Revolver Commitments and provided that at no time shall the sum of any Lender’s aggregate Advances and such Lender’s Pro Rata Share of the aggregate Letter of Credit Usage exceed such Lender’s Revolver Commitment;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within two Business Days following notice by the Agent, cash collateralize for the benefit of each Issuing Lender only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Usage in accordance with the procedures set forth in Section 2.10;

(iii)                               if the Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Usage pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3(g) with respect to such Defaulting Lender’s Letter of Credit Usage during the period such Defaulting Lender’s Letter of Credit Usage is cash collateralized;

(iv)                              if the Letter of Credit Usage of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.3(g) shall be adjusted in accordance with such non-Defaulting Lenders’ Pro Rata Share; and

(v)                                 if all or any portion of such Defaulting Lender’s Letter of Credit Usage is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Lender or any other Lender hereunder, all letter of credit fees payable under Section 2.3(g) with respect to such Defaulting Lender’s Letter of Credit Usage shall be payable to the respective Issuing Lender until and to the extent that such Letter of Credit Usage is reallocated and/or cash collateralized; and

(vi)                              so long as such Lender is a Defaulting Lender, an Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding Letter of Credit Usage will be 100% covered by the Revolver Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.22(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).

If (a) a Bankruptcy Event with respect to a parent of any Lender shall occur following the Restatement Effective Date and for so long as such event shall continue or (b) an Issuing Lender has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, or an Issuing Lender shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Lender to defease any risk to it in respect of such Lender hereunder.

In the event that the Agent, the Borrower, and such Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Letter of Credit Usage of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share.

2.23                        Taxes.

(a)                                 Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, each Lender or each Issuing Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)                                 In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                                  The Borrower shall indemnify the Agent, each Lender and each Issuing Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent, such Lender or such Issuing Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender, or by the Agent on its own behalf or on behalf of a Lender or an Issuing Lender, shall be conclusive absent manifest error.

(d)                                 As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent

(e)                                  Each Foreign Lender shall deliver to the Borrower and the Agent on the date on which such Foreign Lender becomes a Lender under any Loan Document (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), two original copies of whichever of the following is applicable:  (i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN (or any subsequent versions thereof or successors thereto) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 871(h) or 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender qualifies for such exemption and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) duly completed copies of Internal Revenue Service Form W-8IMY, together with forms and certificates described in clauses (i) through (iii) above (and Forms W-9 and additional Form W-8IMYs) as may be required or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.  In addition, in each of the foregoing circumstances, each Foreign Lender shall deliver such forms, if legally entitled to deliver such forms, promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Foreign Lender.  Each Foreign Lender shall promptly notify the Borrower (or such other relevant Loan Party) at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the United States or other taxing authorities for such purpose).

(f)                                   Any Lender shall deliver to the Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of the Borrower or the Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 or W-8, as applicable, certifying that it is not subject to U.S. federal backup withholding.

(g)                                  If a payment made to a Foreign Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Foreign Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Foreign Lender shall deliver to the Borrower and the Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the applicable withholding agent to comply with its obligations under FATCA, to determine that such Foreign Lender has complied with such Foreign Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(h)                                 If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

2.24                        Mitigation of Obligations.  If any Lender or Issuing Lender requests compensation under Section 2.13, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.23, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans or obligations in respect of any Letters of Credit issued hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or Issuing Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.23, as the case may be, in the future and (ii) would not subject such Lender or Issuing Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or Issuing Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or Issuing Lender in connection with any such designation or assignment.

ARTICLE III

CONDITIONS TO LOANS

3.1                               Conditions Precedent to the Restatement Effective Date.  The obligation of each Lender to make its initial extension of credit hereunder and the occurrence of the Restatement Effective Date is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender and its counsel, of each of the following conditions on or before November 30, 2014:

(a)                                 Borrower shall have executed and delivered to Agent the Disclosure Statement required under this Agreement.  The form and content of the Disclosure Statement shall be reasonably satisfactory to the Lenders;

(b)                                 Agent shall have received this Agreement, the Agent Fee Letter, the Confirmation Agreement and each other Loan Document not previously delivered to it, each duly executed and delivered by each party thereto;

(c)                                  Agent shall have received the written opinions, dated the Restatement Effective Date, of counsel to the Loan Parties, with respect to this Agreement, which written opinions shall be in form and substance as set forth in Exhibit 3.1(c);

(d)                                 Agent shall have received a certificate of status with respect to each Loan Party dated within 30 days of the date of effectiveness of this Agreement, or confirmed by facsimile, if facsimile confirmation is available, each such certificate to be issued by the Secretary of State of Delaware, and which certificates shall indicate that the applicable Loan Party is in good standing in such State;

(e)                                  Agent shall have received a copy of each Loan Party’s Governing Documents, certified by a Responsible Officer with respect to Borrower, which certificate shall be in form and substance as set forth in Exhibit 3.1(f);

(f)                                   Agent shall have received a copy of the resolutions or the unanimous written consents with respect to each Loan Party, certified as of the Restatement

Effective Date by a Responsible Officer, authorizing (A) the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which it is or will be a party and the execution and delivery of the other documents to be delivered by it in connection herewith and therewith, which certificate shall be in form and substance as set forth in Exhibit 3.1(f);

(g)                                  Agent shall have received a signature and incumbency certificate of the Responsible Officer with respect to each Loan Party executing this Agreement and the other Loan Documents not previously delivered to Agent to which it is a party, certified by a Responsible Officer, which certificate shall be in form and substance as set forth in Exhibit 3.1(f);

(h)                                 Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement and all fees due on the Restatement Effective Date pursuant to any Fee Letter;

(i)                                     Agent shall have received a certificate executed by a Responsible Officer with respect to Borrower to the effect that the Loan Parties have obtained all orders, consents, approvals, and other authorizations and has made all filings and other notifications (governmental or otherwise) required in connection with the Loan Documents, other than orders, consents, approvals, authorizations, or filings the failure to obtain or file, as applicable, which could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole;

(j)                                    Agent shall have received the audited financial reports prepared by Ares Holdings Inc. and Ares Investments LLC containing a statement of financial condition, and statements of operations, calculated for each such Person and its respective Subsidiaries on a Stand Alone basis which deconsolidates funds required to be consolidated under GAAP, including a market value report regarding each of its respective Investments, for the fiscal year ending December 31, 2013, certified by a Responsible Officer with respect to such Person as being a true and correct copy thereof, and which shall be in form and substance reasonably satisfactory to Agent;

(k)                                 no litigation, inquiry, other action or proceeding (governmental or otherwise), or injunction or other restraining order shall be pending or overtly threatened that could reasonably be expected to have, in the reasonable opinion of Agent:  (i) a Material Adverse Effect on the ability of the Loan Parties, taken as a whole, to repay the Loans and the Letters of Credit, or (ii) a material adverse effect on the Loan Parties, taken as a whole;

(l)                                     Borrower shall execute and deliver to Agent (with sufficient additional originals thereof for each Lender) a Form U-1 (together with such other documentation as Agent shall reasonably request, if any) in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board;

(m)                             [Reserved];

(n)                                 an IPO Event (including the primary and secondary offerings) with net proceeds of not less than $250,000,000.00 shall have been consummated; and

(o)                                 the conditions in Sections 3.2(a) and (b) shall be satisfied on and as of the Restatement Effective Date.

3.2                               Conditions Precedent to All Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Loan hereunder (or to issue, extend or renew any Letter of Credit or extend any other credit hereunder) is subject to the fulfillment, at or prior to the time of the making of such extension of credit, of each of the following conditions:

(a)                                 the representations and warranties of Loan Parties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit as though made on and as of such date (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates);

(b)                                 no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making of such extension of credit;

(c)                                  no event or development has occurred which could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties, taken as a whole;

(d)                                 Borrower shall have delivered to Agent a Request for Borrowing pursuant to the terms of Section 2.6 hereof or in the case of any Letter of Credit, a request therefor in accordance with Section 2.10; and

(e)                                  the proceeds of such extension of credit (including any Letter of Credit) shall have been, and shall be (after giving effect to such requested extension of credit), used to (i) refinance existing Debt owed pursuant to the Existing Credit Agreement, (ii) fund certain fees, costs and expenses incurred in connection with this Agreement and the other Loan Documents, (iii) finance Permitted Investments, (iv) finance the ongoing working capital needs and general corporate purposes of the Borrower including, without limitation, to finance acquisitions otherwise permitted hereunder or (v) effect any other Distribution permitted hereunder, provided that the proceeds shall not be available to repay any Debt that is junior or structurally subordinated to the Obligations.  Such use of proceeds shall be evidenced on the Request for Borrowing delivered to Lender pursuant to the terms of Section 2.6 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BORROWER

Borrower makes the following representations and warranties which, except as set forth in the Disclosure Statement with a specific reference to the Section of this Article IV affected thereby, shall be true, correct, and complete in all material respects as of the Restatement Effective Date, at and as of the date of each Loan, and at and as of the date of each issuance of, renewal of, or amendment to any Letter of Credit (other than technical amendments to any Letter of Credit that do not change the maturity date thereof, the face amount thereof, the amount of any fees or other charges with respect thereto, or any other material term set forth therein), as though made on and as of the date of the making of such Loan or at and as of the date of such issuance of, renewal of, or amendment to any Letter of Credit (other than technical amendments to any Letter of Credit that do not change the maturity date thereof, the face amount thereof, the amount of any fees or other charges with respect thereto, or any other material term set forth therein) (provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates) and such representations and warranties shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

4.1                               Due Organization.  Borrower is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower.  Each Guarantor is a duly organized and validly existing limited liability company, corporation, or limited partnership, as applicable, in good standing under the laws of the state of its organization and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

4.2                               Interests in Loan Parties.

(a)                                 As of the Restatement Effective Date, all of the interests in each Loan Party are owned by the Persons identified in the Disclosure Statement.  As of the Restatement Effective Date, the Subsidiaries listed in the Disclosure Statement include all of the Significant Subsidiaries (other than the Loan Parties or any Foreign Subsidiaries).

(b)                                 Borrower may amend the Disclosure Statement with respect to this Section 4.2 to reflect changes that would not, individually or in the aggregate result in a Change of Control Event.

4.3                               Requisite Power and Authorization.  Borrower has all requisite limited partnership power to execute and deliver this Agreement and the other Loan Documents to which it is a party, and to borrow the sums provided for in this Agreement.  Each Guarantor has all requisite limited liability company, corporate, or limited partnership power to execute and deliver the Loan Documents to which it is a party.  Each Loan Party has all governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its businesses as now conducted and as proposed to be conducted, other than licenses, authorizations, consents, and approvals that are not currently required or the failure to obtain which could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.  The execution, delivery, and performance of this Agreement and the other Loan Documents have been duly authorized by Borrower and all necessary limited partnership action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of any other Person that has not been obtained.  The execution, delivery, and performance of the Loan Documents to which it is a party have been duly authorized by each Guarantor and all necessary limited liability company, corporate, or limited partnership action in respect thereof has been taken, and the execution, delivery, and performance of the Loan Documents to which a Guarantor is a party do not require any consent or approval of any other Person that has not been obtained.

4.4                               Binding Agreements.  This Agreement and the other Loan Documents to which Borrower is a party, when executed and delivered by Borrower, will constitute, the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, and the Loan Documents to which the Guarantors are a party, when executed and delivered by the Guarantors, as applicable, will constitute, the legal, valid, and binding obligations of the Guarantors, as applicable, enforceable against the Guarantors, as applicable, in accordance with their terms, in each case except as the enforceability hereof or thereof may be affected by:  (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) equitable principles of general applicability.

4.5                               Other Agreements.  The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by each of the Guarantors of the Loan Documents to which they are a party, do not and will not:  (a) violate (i) any provision of any federal (including the Exchange Act), state, or local law, rule, or regulation (including Regulations T, U, and X of the Federal Reserve Board) binding on any Loan Party, (ii) any order of any domestic governmental authority, court, arbitration board, or tribunal binding on any Loan Party, or (iii) the Governing Documents of any Loan Party, or (b) contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a default under, or result in the creation of any Lien upon any of the Assets of any Loan Party pursuant to, any Contractual Obligation of any Loan Party, or (c) require termination of any Contractual Obligation of any Loan Party, or (d) constitute a tortious interference with any Contractual Obligation of any Loan Party, in each case, except as could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

4.6                               Litigation; Adverse Facts.

(a)                                 There is no action, suit, proceeding, or arbitration (irrespective of whether purportedly on behalf of any Loan Party) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the actual knowledge of Borrower, threatened in writing against or affecting any Loan Party, that could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole, or could reasonably be expected to materially and adversely affect such Person’s ability to perform its obligations under the Loan Documents to which it is a party (including Borrower’s ability to repay any or all of the Loans when due);

(b)                                 None of the Loan Parties is:  (i) in violation of any applicable law in a manner that could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in a manner that could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole, or could reasonably be expected to materially and adversely affect such Person’s ability to perform its obligations under the Loan Documents to which it is a party (including Borrower’s ability to repay any or all of the Loans when due); and

(c)                                  (i) there is no action, suit, proceeding or, to the best of Borrower’s knowledge, investigation pending or, to the best of Borrower’s knowledge, threatened in writing against or affecting any Loan Party that questions the validity or the enforceability of this Agreement or other the Loan Documents, and (ii) there is no action, suit, or proceeding pending against or affecting any Loan Party pursuant to which, on the date of the making of any Loan hereunder or on the date of each issuance of, renewal of, or amendment to any Letter of Credit (other than technical amendments to any Letter of Credit that do not change the maturity date thereof, the face amount thereof, the amount of any fees or other charges with respect thereto, or any other material term set forth therein), there is in effect a binding injunction that could reasonably be expected to materially and adversely affect the validity or enforceability of this Agreement or the other Loan Documents.

4.7                               Government Consents.  Other than such as may have previously been obtained, filed, or given, as applicable, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by the Loan Parties of the Loan Documents to which they are a party, in each case, except as could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

4.8                               Title to Assets; Liens.  Except for Permitted Liens, all of the Assets of the Loan Parties are free from all Liens of any nature whatsoever.  Except for Permitted Liens, the Loan Parties have good and sufficient title to all of their respective Assets reflected in their books and records as being owned by them or their nominee.  Neither this Agreement, nor any of the other Loan Documents, nor any transaction contemplated under any such agreement will affect any right, title, or interest of any Loan Party in and to any of the Assets of any Loan Party in a manner that could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

4.9                               Payment of Taxes.  All tax returns and reports of the Loan Parties (and all taxpayers with which any Loan Party is or has been consolidated or combined) required to be filed by it has been timely filed (inclusive of any permitted extensions), and all Taxes, assessments, fees, amounts required to be withheld and paid to a Governmental Authority and all other governmental charges upon the Loan Parties, and upon their Assets, income, and franchises, that are due and payable have been paid, except to the extent that:  (a) the failure to file such returns or reports, or pay such Taxes, assessments, fees, or other governmental charges, as applicable, could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole, or (b) other than with respect to Taxes, assessments, charges or claims which have become a federal tax Lien upon any of any Loan Party’s Assets, such Tax, assessment, charge, or claim is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted, and an adequate reserve or other appropriate provision, if any, shall have been made as required in order to be in conformity with GAAP.  Borrower does not know of any proposed, asserted, or assessed tax deficiency against it or any Guarantor that, if such deficiency existed and had to be rectified, could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

4.10                        Governmental Regulation.

(a)                                 Borrower and its Subsidiaries are not, nor immediately after the application by Borrower of the proceeds of the Loans will they be, required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.  Each Ares Fund that is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended, is so registered.

(b)                                 Borrower and each of its Subsidiaries and their respective members, partners, officers, directors, other employees (in their capacity as employees), to the extent required under applicable law, are duly registered as an investment adviser or an associated person of an investment adviser, as applicable, under the Investment Advisers Act of 1940, as amended (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for Borrower’s Subsidiaries and for the Ares Funds).

(c)                                  Borrower and each of its Subsidiaries, to the extent required under applicable law, are duly registered as a broker-dealer or as a member of a self-regulatory organization, such as FINRA (and has been so registered at all times when such registration has been required by applicable law with respect to the services provided for Borrower’s Subsidiaries and for the Ares Funds).

(d)                                 Borrower, each of its Subsidiaries, and each of their respective members, partners, officers, directors and other employees (in their capacity as employees), as the case may be, to the extent required under applicable law, is registered, licensed or qualified as a broker-dealer, broker-dealer representative, a registered representative, or agent in any State of the United States or with the SEC (and has been so registered, licensed or qualified at all times when such registration, license, or qualification has been required by applicable law with respect to the services provided for Borrower’s Subsidiaries and for the Ares Funds).  Other than Borrower, its Subsidiaries, their respective officers, directors and employees, and other Persons in connection with subadvisory arrangements, there are no other Persons who act in the capacity as an investment adviser (as such term is defined in the Investment Advisers Act of 1940, as amended) or an associated person of an investment adviser, in each case with respect to any of the Ares Funds.

(e)                                  No Loan Party is subject to regulation under the Federal Power Act or any federal, state, or local law, rule, or regulation generally limiting its ability to incur Debt.

4.11                        Disclosure.  No representation or warranty of any Loan Party contained in this Agreement or any other document, certificate, or written statement furnished to Agent or any Lender by or on behalf of Borrower with respect to the business, operations, Assets, or condition (financial or otherwise) of the Loan Parties for use solely in connection with the transactions contemplated by this Agreement (other than projections (if any), pro forma financial statements and budgets) contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, taken as a whole and in light of the circumstances under which they were made, not materially misleading.  There is no fact actually known to Borrower (other than matters of a general economic nature) that Borrower believes reasonably could be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole, that has not been disclosed herein or in such other documents, certificates, and statements furnished to Agent or any Lender for use in connection with the transactions contemplated hereby.

4.12                        Debt.  Neither any Loan Party nor any of their respective Subsidiaries has any Debt outstanding other than Debt permitted by Section 6.1 hereof.

4.13                        Existing Defaults.  No Loan Party is in default in the performance, observance or fulfillment of any of the obligations, contained in any Contractual Obligation applicable to it, and no condition exists which, with or without the giving of notice or the lapse of time, would constitute a default under such Contractual Obligation, except, in any such case, where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole.

4.14                        No Default; No Material Adverse Effect.

(a)                                 No Event of Default or Unmatured Event of Default has occurred and is continuing or would result from any proposed Loan or Letter of Credit.

(b)                                 No event or development has occurred which could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties, taken as a whole.

4.15                        Immaterial Subsidiaries.  Each of the Persons that Administrative Entity has identified as an Immaterial Subsidiary constitutes an Immaterial Subsidiary, unless such Person has been joined to the relevant Loan Documents in accordance with Section 5.7.

4.16                        Affiliate Transactions.  Other than (a) the transactions contemplated by the agreements set forth on the Disclosure Statement effected in connection with the IPO Event, (b) transactions in the ordinary course pursuant to the terms of a Benefit Plan and (c) any investment in a Co-Invest Entity, each Permitted Investment in an Affiliate of any Loan Party (other than a Loan Party) was negotiated by Borrower or the applicable Guarantor in good faith and on terms that are no less favorable to the applicable Loan Party, taken as a whole, than would be obtained in an arm’s length transaction with a non-Affiliate or, if such transaction is not one in which terms could be obtained from such non-Affiliate, on terms that are negotiated in good faith, on an arm’s length basis.

4.17                        Governing Documents of the Guarantors.  As of the Restatement Effective Date, true, correct and complete copies of each Loan Party’s Governing Documents have been provided to the Agent and each Lender.

4.18                        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects, and the Borrower, its Subsidiaries and, to the knowledge of the Borrower, their respective officers and employees and the Borrower’s directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of the Borrower, any Subsidiary or to the knowledge of the Borrower, any of their respective Affiliates, directors, officers or employees, any agent of the Borrower that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.  No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE V

AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolver Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, all other Obligations (including Obligations in respect of Letters of Credit, unless all such Letters of Credit are cancelled, expire or are cash collateralized in accordance with the provisions of Section 2.8(a) hereof) and all other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article V affected thereby concerning matters which do not conform to the covenants of this Article V, Borrower will do, and (except in the case of the covenants set forth in Sections 5.2(a), (b), (c), (d) and (e), which covenants shall be performed by the Borrower) will cause each of its Subsidiaries and the other Loan Parties to do, each and all of the following:

5.1                               Accounting Records and Inspection.  Maintain adequate financial and accounting books and records in accordance with sound business practices and, to the extent so required, GAAP consistently applied, and permit any representative of Agent (and after the occurrence and during the continuance of an Event of Default, a representative of each Lender) upon reasonable notice to Borrower, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and to discuss its affairs, financing, and accounts with Borrower’s or the applicable Subsidiary’s officers and independent public accountants; provided, that Borrower shall only be obligated to reimburse Agent for the reasonable documented, out-of-pocket expenses for one such inspection, audit or examination performed by such representative per calendar year absent the occurrence and continuance of an Event of Default.  Subject to Section 9.11, Borrower shall furnish Agent with any information reasonably requested by Agent regarding Borrower’s or its Subsidiaries’ business or finances promptly upon request.

5.2                               Financial Statements and Other Information.

Furnish to Agent:

(a)                                 Within 120 days after the end of each fiscal year of Administrative Entity, (i) an annual report containing a consolidated statement of assets, liabilities, and capital as of the end of such fiscal year, and consolidated statements of operations and cash flows for PTP for the year then ended (“Annual Financial Statements”), prepared in accordance with accounting principles generally accepted in the United States, which shall be accompanied by a report and an unqualified opinion under generally accepted auditing standards of independent certified public accountants of recognized standing selected by Administrative Entity and reasonably satisfactory to Agent (which opinion shall be without (1) a “going concern” or like qualification or exception, (2) any qualification or exception as to the scope of such audit, or (3) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.13), together with a written statement of such accountants (A) to the effect that, in making the examination necessary for their audit of such financial statements, they have not obtained any actual knowledge of the existence of an Event of Default under Section 6.13, (B) if such accountants shall have obtained any actual knowledge of the existence of an Event of Default under Section 6.13, describing the nature thereof; provided that, so long as PTP is subject to the reporting requirements of the Exchange Act, the filing of PTP’s report on Form 10-K for such fiscal year shall satisfy the requirements of this clause (i), so long as such Form 10-K is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to the Agent upon filing thereof, and (ii) a reconciliation (that may be part of the financial statements) prepared by a Financial Officer of PTP or its general partner and indicating the differences between (x) the statement of financial condition and statement of operations referred to in clause (i) above and (y) the unaudited statement of financial condition and statement of operations of the Loan Parties and their consolidated Subsidiaries on a Stand Alone Basis in respect of such year.

(b)                                 Within 60 days after the end of each of the first three quarters of each fiscal year of Administrative Entity (other than the first financial report provided under this clause (b), which shall be provided within 90 days of the IPO Event), (i) a financial report containing a consolidated statement of assets, liabilities, and capital, consolidated statements of operations and cash flows for PTP for the period then ended (“Quarterly Financial Statements”); provided that, so long as PTP is subject to the reporting requirements of the Exchange Act, the filing of PTP’s report on Form 10-Q for such fiscal quarter shall satisfy the requirements of this clause (i), so long as such Form 10-Q is concurrently furnished (which may be by a link to a website containing such document sent by automated electronic notification) to the Agent upon filing thereof, and, (ii) a reconciliation (that may be part of the financial statements) prepared by a Financial Officer of PTP or its general partner and indicating the differences between (x) the statement of financial condition and statement of operations referred to in clause (i) above and (y) the unaudited statement of financial condition and statement of operations of the Loan Parties and their consolidated Subsidiaries on a Stand Alone Basis in respect of such year.

(c)                                  Promptly upon the filing thereof, all material documents filed by PTP with the SEC (which may be by a link to a website containing such document sent by automated electronic notification);

(d)                                 Substantially concurrent with the delivery of the financial reports described above in clauses (a) and (b) of this Section 5.2, a Compliance Certificate duly executed by the chief financial officer of Administrative Entity (1) stating that (i) he or she has individually reviewed the provisions of this Agreement and the other Loan Documents, (ii) the financial statements contained in such report have been prepared in accordance with GAAP (except in the case of reports required to be delivered pursuant to clause (b) above, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of PTP and its Subsidiaries, (iii) consistent with past practice, a review of the activities of PTP and its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual’s supervision, with a view to determining whether the Loan Parties have fulfilled all of their respective obligations under this Agreement, and the other Loan Documents, and (iv) no Loan Party is in default in the observance or performance of any of the provisions hereof or thereof, or if any Loan Party shall be so in default, specifying all such defaults and events of which such individual may have knowledge, (2) attaching a schedule thereto that sets forth, on an Ares Fund by Ares Fund basis, the Assets Under Management for such Ares Fund, (3) attaching a schedule thereto that sets forth a listing of each Ares Fund that has closed during the period covered by this Compliance Certificate to the extent not previously disclosed, (4) solely to the extent that agreements executed in connection with the closing of any Ares Fund noted in the preceding clause (3) provide for the deferral of the payment of Management Fees, attaching a schedule thereto that sets forth on a one-time basis for any such Ares Fund, a listing of the portion of the Management Fees that have been so agreed to be so deferred, and (5) attaching a schedule thereto that sets forth a calculation of Adjusted EBITDA for the most recent four quarter period, including reasonable detail of each component of Adjusted EBITDA as set forth in the definition thereof;

(e)                                  if not otherwise provided pursuant to clause (a) or (b), above, as applicable, then, substantially contemporaneously with each quarterly and year-end financial report required by clauses (a) and (b) of this Section 5.2, a certificate of the chief financial officer of Administrative Entity separately identifying and describing all material Contingent Obligations of the Loan Parties;

(f)                                   notice, as soon as possible and, in any event, within 5 days after Borrower has knowledge, of:  (i) the occurrence of any Event of Default or any Unmatured Event of Default; or (ii) any default or event of default as defined in any evidence of Debt of Borrower or under any material agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default waived.  In any such event, Borrower also shall supply Agent with a statement from a Responsible Officer of Borrower, setting forth the details thereof and the action that Borrower proposes to take with respect thereto; provided, that Borrower shall not be required to provide any information that reasonably would be expected to result in a waiver of any attorney-client privilege of Borrower;

(g)                                  as soon as practicable, any written report pertaining to material items in respect of Borrower’s internal control matters submitted to Borrower by its independent accountants in connection with each annual audit of the financial condition of Borrower;

(h)                                 as soon as practicable, written notice of any condition or event which has resulted or could reasonably be expected to result in:  (i) a Material Adverse Effect on the Loan Parties, taken as a whole; or (ii) a breach of, or noncompliance with, any term, condition, or covenant contained in this Agreement or any other Loan Document, or (iii) a breach of, or noncompliance with, any term, condition, or covenant of any Contractual Obligation of any Loan Party that, in the case of clauses (ii) and (iii), would result in an Event of Default hereunder;

(i)                                     promptly upon becoming aware of any Person’s seeking to obtain or threatening to seek to obtain a decree or order for relief with respect to any Loan Party in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

(j)                                    promptly, copies of all amendments to the Governing Documents of any Loan Party except for (i) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Securities in the applicable Loan Party or Subsidiary, or (ii) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of the Lender Group;

(k)                                 prompt notice of:

(i)                                     all legal or arbitral proceedings, and all proceedings by or before any governmental or regulatory authority or agency, against or, to the knowledge of Borrower, threatened in writing against or affecting any Loan Party which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on the Loan Parties, taken as a whole, or on the timely payment of the principal of or interest on the Loans, or the enforceability of this Agreement or the other Loan Documents, or the rights and remedies of the Lender Group hereunder or thereunder, as applicable;

(ii)                                  the acquisition by any Loan Party of any Margin Securities;

(iii)                               the issuance by any United States federal or state court or any United States federal or state regulatory authority of any injunction, order, or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of the Loans or issuing Letters of Credit, or the institution of any litigation or similar proceeding seeking any such injunction, order, or other restraint, in each case, of which Borrower or any of its Subsidiaries has knowledge; and

(l)                                     reasonably promptly, such other information and data (other than monthly financial statements) with respect to the Loan Parties, as from time to time may be reasonably requested by Agent or any Lender (including any information reasonably requested by Agent or such Lender to enable Agent or such Lender to comply with any of the requirements under Regulations T, U or X of the Federal Reserve Board).

5.3                               Existence.  Except as expressly permitted by Section 6.6, preserve and keep in full force and effect, at all times, its existence unless (i) such Subsidiary does not have assets or other property with a fair market value as of such date that exceeds $500,000 in the aggregate or is an Excluded Subsidiary or (ii) such Subsidiary is wound up or dissolved as a result of the Ares Fund applicable to such Subsidiary being wound up or dissolved.

5.4                               Payment of Taxes and Claims.  Pay all Taxes, assessments, and other governmental charges imposed upon it or any of its Assets or in respect of any of its businesses, incomes, or Assets before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that, unless such Taxes, assessments, charges, or claims have become a federal tax Lien on any of any Loan Party’s Assets, no such Tax, assessment, charge, or claim need be paid if the same is being contested, in good faith, by appropriate proceedings promptly instituted and diligently conducted and if an adequate reserve or other appropriate provision, if any, shall have been made there for as required in order to be in conformity with GAAP.

5.5                               Compliance with Laws.  Comply with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

5.6                               Further Assurances.  At any time or from time to time upon the request of Agent, Borrower shall, and shall cause each other Loan Party to, execute and deliver such further documents and do such other acts and things as Agent may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

5.7                               Additional Loan Parties.  (a) Within 20 days after a Material Operating Group Entity is formed or acquired or such person becomes a Material Operating Group Entity, as applicable, notify the Agent of such occurrence, and, within 30 days following such notification, cause such Material Operating Group Entity to (i) become a Loan Party by delivering to the Agent a Loan Party Joinder Agreement executed by such new Loan Party, (ii) deliver to the Agent a certificate of such Material Operating Group Entity, substantially in the form of the certificates delivered pursuant to Section 3.1(e) through (g) on the Restatement Effective Date, with appropriate insertions and attachments, and (iii) if reasonably requested by the Agent, deliver to the Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from Latham & Watkins LLP or other counsel, reasonably satisfactory to the Agent; provided, that in the case of any Material Operating Group Entity that is an Immaterial Subsidiary, such Immaterial Subsidiary shall not be required to comply with this Section 5.7(a) so long as the aggregate Management Fees paid or payable directly to the Loan Parties during the four fiscal quarter period preceding such date equals or exceeds 70% of the aggregate Management Fees paid or payable to the Borrower and its Subsidiaries during such period.  For purposes of the foregoing proviso, Management Fees payable to any Subsidiary that are earned from a closed-end Ares Fund (or from any other Fee Generating Entity that is subject to a remaining lock-up period of at least two years) that was acquired or formed during such period shall be included in such calculation on a pro-forma basis for such period. Any document, agreement, or instrument executed or issued pursuant to this Section 5.7 shall be a Loan Document.

(b) If a Material Operating Group Entity that was previously an Immaterial Subsidiary ceases to be an Immaterial Subsidiary (or is required to become a Loan Party pursuant to Section 5.7(a)), Borrower shall be required to comply with Section 5.7(a) with respect to such Subsidiary on or before the date that is 30 days (or, in the case of any Immaterial Subsidiary that has ceased to be an Immaterial Subsidiary because it no longer delegates its right to receive Management Fees to the manager of an Ares Fund, 10 days) after the end of the applicable fiscal quarter (as contemplated by the definition of Immaterial Subsidiary) when such Subsidiary ceased to be an Immaterial Subsidiary; provided that, if the aggregate fair market value of all assets and other property of any such Subsidiary, together with all other Subsidiaries that have ceased to be Immaterial Subsidiaries and for which Section 5.7(a) has not yet been complied with, is less than $20,000,000, compliance with Section 5.7(a) will not be required until the date that is 45 days after the end of the fiscal quarter in which such Subsidiary first ceased to be an Immaterial Subsidiary.

(c) Notwithstanding the foregoing, if such new Material Operating Group Entity is a Foreign Subsidiary (which, for purposes of this Section 5.7(c) shall include any Subsidiary all or substantially all of the assets of which are equity interests (or equity and debt interests) in a Foreign Subsidiary), then the Loan Parties shall not be required to comply with Section 5.7(a) if (i) compliance could reasonably result in any material adverse tax consequence to the Loan Parties or the IPO Entity, or (ii) could cause any Loan Party to have an inclusion in income under Section 956 of the Code.

5.8                               Obligation to Upstream Management Fees and Incentive Fees.

(a)                                 Borrower shall ensure that each Subsidiary (other than any Foreign Subsidiary, except as provided in clause (b)) that is not a Loan Party:

(i)                                     promptly, and in any event within 2 Business Days of receipt thereof, distributes to a Loan Party all cash Management Fees received by such Subsidiary; and

(ii)                                  promptly, and in any event within 10 Business Days of receipt thereof, distributes to a Loan Party all cash Incentive Fees received by such Subsidiary.

(b)                                 Borrower shall ensure that any amounts included in the calculation of Adjusted EBITDA and attributable to any Foreign Subsidiary that has incurred Debt permitted under Section 6.1(n) shall be distributed to a Loan Party in accordance with Sections 5.8(a)(i) and 5.8(a)(ii).

5.9                               Foreign Qualification.  Borrower shall duly qualify to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect on Borrower, and each Guarantor shall duly qualify to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect on the Loan Parties taken as a whole.

ARTICLE VI

NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolver Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, all other Obligations (including Obligations in respect of Letters of Credit, unless all such Letters of Credit are cancelled, expire or are cash collateralized in accordance with the provisions of Section 2.8(a) hereof) and all other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article VI affected thereby concerning matters which do not conform to the covenants of this

Article VI, Borrower will not do, and will not permit any Loan Party, or permit any Subsidiary of any Loan Party, to do any of the following:

6.1                               Debt.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt, except:

(a)                                 Debt evidenced by this Agreement and the other Loan Documents;

(b)                                 Debt incurred by any Loan Party, provided that at the time of incurrence of such Debt and after giving pro-forma effect thereto, the Borrower would be in compliance with Section 6.13 and so long as no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of such incurrence;

(c)                                  Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;

(d)                                 Debt of (i) any Subsidiary to Borrower or to any Guarantor, (ii) Borrower or any Guarantor to any other Borrower or any Guarantor, or (iii) any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(e)                                  Debt which may be deemed to exist pursuant to any performance bonds, surety bonds, statutory bonds, appeal bonds or similar obligations incurred in the ordinary course of business;

(f)                                   Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts incurred in the ordinary course of business;

(g)                                  guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Loan Parties and their Subsidiaries;

(h)                                 Debt of a Loan Party or any of its Subsidiaries under any Hedging Agreement so long as such Hedging Agreements are used solely as a part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets;

(i)                                     Debt of any Loan Party under Back-to-Back Lending Facilities, in an aggregate principal amount not to exceed $50,000,000;

(j)                                    Debt incurred in the ordinary course of business under incentive, non-compete, consulting, deferred compensation, or other similar arrangements incurred by any Loan Party;

(k)                                 Debt incurred in the ordinary course of business with respect to the financing of insurance premiums;

(l)                                     Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made hereunder; and

(m)                             other Debt of the Subsidiaries (other than any Loan Party) in an aggregate principal amount for all such Subsidiaries not to exceed $40,000,000 at any one time and so long as no Unmatured Event of Default or Event of Default has occurred and is continuing at the time of incurrence of any such other Debt;

(n)                                 Debt (not to exceed $200,000,000 for all such Foreign Subsidiaries at any one time) incurred by any Foreign Subsidiary in connection with, or otherwise to finance (directly or indirectly) any Investment made to comply with any regulatory requirements (including, without limitation, risk retention requirements) provided that any such Debt is non-recourse to the Borrower or any Loan Party (provided, no Subsidiary other than a Foreign Subsidiary shall be liable for such Debt except to the extent such Debt is permitted pursuant to clause (m) above);

(o)                                 guaranties by Loan Parties or other Subsidiaries in respect of real estate lease obligations incurred in the ordinary course of business; and

(p)                                 Purchase Money Debt.

provided that in no event shall the Borrower or any of its Subsidiaries be liable for any Debt of any Ares Fund (which shall not include obligations to contribute cash, Assets or Investments to any Ares Fund to the extent not prohibited by Section 6.3, 6.6 or 6.7 or obligations in respect of letters of credit to the extent such obligations are otherwise permitted to be incurred under this Section 6.1).

6.2                               Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens.

6.3                               Investments.  Make or own, directly or indirectly, any Investment in any Person, except Permitted Investments; provided that no Investments shall be permitted to be incurred (other than any Permitted Investments in or to a Loan Party) so long as an Event of Default under Sections 7.1(a), 7.1(b)(i) (solely with respect to a breach of Section 6.13), 7.1(d), 7.1(e), 7.1(f), or 7.1(g) has occurred and is continuing.

6.4                               [Reserved.]

6.5                               Dividends.  If an Event of Default or Unmatured Event of Default has occurred and is continuing or would result from any of the following, or if any Distribution (as defined below) could reasonably be expected to result in a violation of any applicable provisions of Regulations T, U or X of the Federal Reserve Board, Borrower shall not make or declare, directly or indirectly, any dividend (in cash, return of capital, or any other form of Assets) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of any class of equity interests in Borrower, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (collectively, a “Distribution”), except for

(w) irrespective of whether an Event of Default has occurred and is continuing or would result therefrom, any Distributions by any Loan Party or any Subsidiary to any other Loan Party, including any distribution required by Section 5.8, (x) irrespective of whether an Event of Default or an Unmatured Event of Default has occurred and is continuing or would result therefrom, to make any Permitted Tax Distribution, and (y) irrespective of whether an Event of Default or an Unmatured Event of Default has occurred and is continuing or would result therefrom, Distributions by an Excluded Subsidiary or a Co-Invest Entity, as applicable, that are otherwise made in respect of the “carried interest” in the applicable Ares Funds, or any “carried interest” or other “partnership related distributions” (which for the avoidance of doubt, shall not include Management Fees) of an Excluded Subsidiary in the applicable Ares Funds.

6.6                               Restriction on Fundamental Changes.  Change its name, change the nature of its business, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its partnership interests (whether limited or general) or membership interests, as applicable, or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business or Assets, whether now owned or hereafter acquired, or acquire any business or Assets from, or capital stock of, or be a party to any acquisition of, any other Person except for purchases of inventory and other property to be sold or used in the ordinary course of business.

Notwithstanding the foregoing provisions of this Section:

(a)                                 a Loan Party or any of its Subsidiaries may sell or otherwise transfer Assets in accordance with the provisions of Section 6.7 hereof;

(b)                                 a Loan Party or any of its Subsidiaries may make Investments in accordance with the provisions of Section 6.3 hereof;

(c)                                  a Loan Party or any of its Subsidiaries may acquire any business or Assets (other than Investments, which for the avoidance of doubt, may be permitted under clause (b) above) from any Person to the extent that (i) the Distribution by Borrower of the cash, Cash Equivalents or other Assets used to fund such acquisition would not have violated this Agreement and (ii) such acquisition would not otherwise result in an Event of Default or an Unmatured Event of Default;

(d)                                 a Loan Party or any of its Subsidiaries may change its name or corporate, partnership or limited liability structure so long as, in the case of any change by a Loan Party, the Administrative Entity provides written notice thereof to Agent on or before the date that is 45 days after the date when such name or structure change occurs;

(e)                                  any Person may merge, consolidate or reorganize with and into a Loan Party or any Subsidiary, provided that (i) if such transaction involves a Loan Party, a Loan Party is the sole surviving entity of such merger, consolidation or reorganization and on or prior to the consummation of such merger, consolidation or reorganization, such Loan Party expressly reaffirms its Obligations, if any, to the Lender Group under this Agreement and the other Loan Documents to which it is a party (provided, in the case of any Loan Party other than the Borrower, such reaffirmation may be provided within 5 Business Days of the consummation of such transaction), and (ii) the consummation of such merger, consolidation or reorganization does not result in a Change of Control Event; and

(f)                                   any Subsidiary may liquidate, wind-up or dissolve, in each case, in the ordinary course of business, consistent with past practice and to the extent not otherwise material to PTP and its Subsidiaries; provided that all of the proceeds of such liquidation, winding up or dissolution allocable to the direct or indirect ownership in such Subsidiary of Borrower or any other Loan Party are distributed to the direct or indirect holder of such Subsidiary’s Securities (pro rata based on ownership at the time of such liquidation, wind-up or dissolution) or to a Loan Party or a wholly owned Subsidiary of a Loan Party.

6.7                               Sale of Assets.  Sell, assign, transfer, convey, or otherwise dispose of all or any substantial part of its property or business or any material Assets (determined by reference to the combined financial condition of the Loan Parties and each Subsidiary) except that any Loan Party or Subsidiary may dispose of any property (including any investment) (a) in the ordinary course of business and consistent with past practices or so long as such disposition would not reasonably be expected to have a Material Adverse Effect, (b) so long as such disposition would not reasonably be expected to have a Material Adverse Effect, to any Person in the ordinary course pursuant to the terms of a Benefit Plan and (c) so long as such disposition would not reasonably be expected to have a Material Adverse Effect, in connection with the transactions contemplated by the agreements set forth on the Disclosure Statement effected in connection with the IPO Event.

6.8                               Transactions with Shareholders and Affiliates.  Enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease, or exchange of any Asset or the rendering of any service) with any holder of 5% or more of any class of equity interests of Borrower or any of its Subsidiaries or Affiliates, or with any Affiliate of Borrower or of any such holder, in each case other than a Loan Party, on terms taken as a whole that are less favorable to Borrower than those terms that might be obtained at the time from Persons who are not such a holder, Subsidiary, or Affiliate, or if such transaction is not one in which terms could be obtained from such other Person on terms that are not negotiated in good faith on an arm’s length basis.  Prior to Borrower or any of its Subsidiaries engaging in any such transaction described in this Section 6.8, other than transactions in de minimis amounts, Borrower shall determine that such transaction has been negotiated in good faith and on an arm’s length basis.  In no event shall the foregoing restrictive covenant apply to (a) debt permitted under Section 6.1, (b) Permitted Investments, (c) the execution, delivery and performance of the agreements evidencing the obligation to pay the Management Fees. (d) transactions contemplated by the agreements set forth on the Disclosure Statement effected in connection with the IPO Event, (e) transactions in the ordinary course pursuant to the terms of a Benefit Plan, (f) any investment in a Co-Invest Entity or (g) transactions involving the use, transfer, or other disposition of any Assets, to the extent that (i) the Distribution by Borrower of such Assets would not have violated this Agreement and (ii) such use, transfer, or other disposition would not otherwise result in an Event of Default or an Unmatured Event of Default.

6.9                               Conduct of Business.  Engage in any business other than the businesses in which it is permitted to conduct under its Governing Documents (as in effect on the Restatement Effective Date), or any businesses or activities substantially similar or related thereto.

6.10                        Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Agent.  Without the prior written consent of Agent and the Required Lenders, which consent shall not unreasonably be withheld or delayed, agree to any amendment to or waiver of the terms or provisions of its Governing Documents except for:  (i) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Securities in the applicable Loan Party or Subsidiary, or (ii) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of the Lender Group.

6.11                        Use of Proceeds.  Use the proceeds of the Loans made and Letters of Credit issued hereunder for any purpose inconsistent with Section 3.2(e) hereof.  The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C)  in any manner that would result in the violation of any Sanctions applicable to any party hereto.

6.12                        Margin Regulation.  Use any portion of the proceeds of any of the Loans or Letters of Credit in any manner which could reasonably be expected to cause the Loans, the Letters of Credit, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations T, U or X of the Federal Reserve Board, or any other regulation of such board, or to violate the Exchange Act, or to violate the Investment Company Act of 1940.

6.13                        Financial Covenants.

(a)                                 Management Fees.  Permit Borrower’s Subsidiaries or the Ares Funds during any twelve month period, commencing with the twelve month period ending March 31, 2014, to defer payment or fail to pay in cash as a result of a Triggering Event with respect to the applicable Ares Fund (or amend or otherwise modify any agreement evidencing any obligation to pay Management Fees as a result of a Triggering Event with respect to the applicable Ares Fund, to the extent that any such amendment or modification, together with any such deferral or failure to pay Management Fees in cash described above, would result in a failure to pay in cash) Management Fees equal to 10% or more of all of the Management Fees (taken as a whole) that, as required to be reported under GAAP, otherwise would have been due and payable to any Loan Party during such twelve month period.

(b)                                 Debt to Adjusted EBITDA.  Permit the ratio of (i) the total outstanding amount of Debt of PTP and its Subsidiaries on a Stand Alone Basis as of the last day of any four fiscal quarter period of PTP, commencing with the four fiscal quarter period ending March 31, 2014, to (ii) the Adjusted EBITDA of PTP and its Subsidiaries on a Stand Alone Basis for such period, to be greater than 3.00:1.00.

(c)                                  Assets Under Management.  Permit Assets Under Management at any time to be less than the sum of (i) $35,500,000,000.00 plus (ii) 75% of all New Management Fee Assets.

(d)                                 Interest Coverage Ratio.  Permit the ratio of (i) Adjusted EBITDA of PTP and its Subsidiaries on a Stand Alone Basis for any four fiscal quarter period of PTP, commencing with the four fiscal quarter period ending March 31, 2014, to (ii) the Interest Expense of PTP and its Subsidiaries on a Stand Alone Basis for such period, to be less than 4.00:1.00.

6.14                        Restrictive Agreements.  The Borrower will not, and will not permit any Loan Party, or any Subsidiary of any Loan Party, to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay in cash any Management Fees or Incentive Fees to the Persons entitled thereto, the ability to make or repay loans or advances to the Borrower or any of its Subsidiaries or to guarantee Debt of any Loan Party or any of its Subsidiaries or the ability in any material respect to pay dividends or other distributions with respect to any of its Securities, provided that:

(i)                                     the foregoing shall not apply to (w) restrictions existing on the Closing Date, (x) restrictions on Excluded Subsidiaries or Immaterial Subsidiaries, (y) restrictions and conditions imposed by law, rule or regulation or by this Agreement or other Loan Documents and (z) customary restrictions and conditions contained in agreements relating to the sale of any property pending such sale, provided that such restrictions and conditions apply only to the property that is to be sold and such sale is permitted under this Agreement; and

(ii)                                  clause (a) of the foregoing shall not apply to (x) customary provisions in leases and other contracts restricting the assignment thereof or the property subject thereto or (y) customary provisions of any Purchase Money Debt, provided that such provisions apply only to the property or assets being acquired with such Purchase Money Debt.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1                               Events of Default.  The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:

(a)                                 Failure to Make Payments When Due.

(i)                                     Borrower shall fail to pay any amount owing hereunder with respect to the principal of any of the Loans (or cash collateralize or reimburse obligations in respect of any Letter of Credit) when such amount is due, whether at stated maturity, by acceleration, or otherwise;

(ii)                                  Borrower shall fail to pay, within 5 days of the date when due, any amount owing hereunder with respect to interest on any of the Loans or with respect to any other amounts (including fees, costs, or expenses), other than principal (or cash collateralization or reimbursement obligations in respect of Letters of Credit), payable in connection herewith;

(b)                                 Breach of Certain Covenants.

(i)                                     Borrower shall fail to perform or comply with any covenant, term, or condition contained in Article VI of this Agreement;

(ii)                                  [Reserved];

(iii)                               Borrower shall fail to perform or comply with any covenant, term, or condition contained in Section 5.1, 5.2(a), 5.2(b), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.6, or 5.9 and such failure shall not have been remedied or waived within 10 days after the occurrence thereof; or

(iv)                              any Loan Party shall fail to perform or comply with any other covenant, term, or condition contained in this Agreement or other Loan Documents to which it is a party and such failure shall not have been remedied or waived within 30 days after receipt of notice from Agent of the occurrence thereof; provided, however, that this clause (iv) shall not apply to:  (1) the covenants, terms, or conditions referred to in subsections (a) and (c) of this Section 7.1; or (2) the covenants, terms, or conditions referred to in clause (i), (ii) or (iii) above of this subsection (b);

(c)                                  Breach of Representation or Warranty.  Any financial statement, representation, warranty, or certification made or furnished by Borrower under this Agreement or in any statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of any Loan Party to Agent or any Lender pursuant to or in connection with this Agreement or any other Loan Document to which it is a party, or as an inducement to the Lender Group to enter into this Agreement or any other Loan Document shall have been false, incorrect, or incomplete in any material respect when made, effective, or reaffirmed, as the case may be;

(d)                                 Involuntary Bankruptcy.

(i)                                     If an involuntary case seeking the liquidation or reorganization of any Loan Party or Significant Subsidiary under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against any Loan Party or Significant Subsidiary under any other applicable law and any of the following events occur:  (1) such Person consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within 60 days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to make additional Loans; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of any Loan Party or Significant Subsidiary; or (5) an order for relief shall have been issued or entered therein;

(ii)                                  A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over any Loan Party or Significant Subsidiary to take possession of all or a substantial portion of its Assets shall have been entered and, within 45 days from the date of entry, is not vacated, discharged, or bonded against, provided, however, that, during the pendency of such period, the Lender Group shall be relieved of their obligation to make additional Loans;

(e)                                  Voluntary Bankruptcy.  Any Loan Party shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code; any Loan Party or Significant Subsidiary shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; any Loan Party or Significant Subsidiary shall consent to the conversion of an involuntary case to a voluntary case; or any Loan Party or Significant Subsidiary shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets; any Loan Party or Significant Subsidiary shall generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally; or any Loan Party or Significant Subsidiary shall make a general assignment for the benefit of creditors;

(f)                                   Dissolution.  Any order, judgment, or decree shall be entered decreeing the dissolution of any Loan Party or Significant Subsidiary, and such order shall remain undischarged or unstayed for a period in excess of 45 days;

(g)                                  Change of Control.  A Change of Control Event shall occur;

(h)                                 Judgments and Attachments.  Any Loan Party shall suffer any money judgment, writ, or warrant of attachment, or similar process involving payment of money in an amount, net of any portion thereof that is covered by or recoverable by such Loan Party under applicable insurance policies (if any) in excess of $50,000,000 and shall not discharge, vacate, bond, or stay the same within a period of 30 days;

(i)                                     Guaranty.  If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or any Guarantor thereunder, except to the extent permitted by the terms of the Loan Documents;

(j)                                    Material Agreements.  If there is a default in any material agreement to which Borrower or any of its Subsidiaries is a party and such default (a) involves Debt in an aggregate principal amount equal to $50,000,000 or more (excluding Debt incurred by a Foreign Subsidiary pursuant to Section 6.1(n)) and (b) either (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of Borrower’s or its Subsidiaries’ obligations thereunder or to terminate such agreement;

(k)                                 Intercompany Subordination Agreement.  If any Loan Party makes any payment on account of Debt that has been contractually subordinated under the Intercompany Subordination Agreement, except to the extent such payment is permitted by the terms of the Intercompany Subordination Agreement;

(l)                                     [Reserved].

(m)                             Loan Documents.  Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that any Loan Party has any liability or obligation purported to be created under any Loan Document; and

7.2                               Remedies.  Upon the occurrence of an Event of Default:

(a)                                 If such Event of Default arises under subsections (d) or (e) of Section 7.1 hereof, then the Revolver Commitments hereunder immediately shall terminate and all of the Obligations owing hereunder or under the other Loan Documents automatically shall become immediately due and payable (including without limitation the cash collateralization of the Letters of Credit in accordance with Section 2.8(a) hereof), without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b)                                 In the case of any other Event of Default that has occurred and is continuing, the Agent at the request of the Required Lenders, by written notice to Borrower, may declare the Revolver Commitments hereunder terminated and all of the Obligations owing hereunder or under the Loan Documents to be, and the same immediately shall become due and payable (including without limitation the cash collateralization of the Letters of Credit in accordance with the provisions hereof), without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.

Upon acceleration, Agent (without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law), shall be entitled to proceed to protect, exercise, and enforce the Lender Group’s rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity.  Agent may determine, in its sole discretion, the order and manner in which the Lender Group’s rights and remedies are to be exercised.  All payments received by Agent shall be applied in accordance with Section 2.3(d)(i).

ARTICLE VIII

EXPENSES AND INDEMNITIES

8.1                               Expenses.  Irrespective of whether any Loans are made hereunder, Borrower agrees to pay on demand any and all Lender Group Expenses.

8.2                               Indemnity.

(a)                                 In addition to the payment of expenses pursuant to Section 8.1 hereof, and irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless the Agent-Related Persons, the Lender-Related Persons, and each Participant (collectively the “Indemnitees” and individually as “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigation, administrative, or judicial proceeding, whether such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the Total Commitments, the use or intended use of the proceeds of the Loans, Letters of Credit or the consummation of the transactions contemplated by this Agreement, including any matter relating to or arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by Borrower to Agent and its counsel (the “Indemnified Liabilities”); provided, however, that Borrower shall have no obligation hereunder to any Indemnitee to the extent that such Indemnified Liabilities are found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the fraud, gross negligence or willful misconduct of such Indemnitee.  Each Indemnitee will promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 8.2.  To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.  The obligations of Borrower under this Section 8.2 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.

(b)                                 Reimbursement by Lenders.  To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent or an Issuing Lender under Section 8.2(a), each Lender severally agrees to pay to the Agent or such Issuing Lender, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or such Issuing Lender in its capacity as such.

(c)                                  Waiver of Consequential Damages, Etc.  To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof.  Without limiting the foregoing, no Indemnitee referred to in subsection (a) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

ARTICLE IX

ASSIGNMENT AND PARTICIPATIONS

9.1                               Assignments and Participations.

(a)                                 With the consent of Administrative Entity (which consent of Administrative Entity shall not be (x) required if an Event of Default has occurred and is continuing, or (y) other than with respect to Direct Competitors, unreasonably withheld, conditioned or delayed), any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Revolver Commitments, the Loans and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000 (or the remaining amount of any Lender’s Revolver Commitment or amount of Loans, if less); provided, however, that Borrower and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information including any documentation required pursuant to Section 2.23(e), (f) and (g) with respect to the Assignee, have been given to Administrative Entity and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Entity and Agent an Assignment and Acceptance, fully executed and delivered by each party thereto, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.  Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee and the consent of Administrative Entity shall not be required if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b)                                 From and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance satisfying clause (a) above and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 8.2 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrower and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 8.2(b) of this Agreement relating to any period prior to the effectiveness of such assignment.

(c)                                  Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance satisfying clause (a) above, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Revolver Commitments or the Loans arising therefrom.  The Revolver Commitment and the Loans allocated to each Assignee shall reduce such Revolver Commitments or Loans of the assigning Lender pro tanto.

(d)                                 Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons not Affiliates of such Lender and who are not Direct Competitors (a “Participant”) participating interests in its Obligations, its Loans, the Revolver Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Loans, the Revolver Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, its Subsidiaries, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves. Each Originating Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolver Commitments or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(e)                                  In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 11.11,  disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(f)                                   Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24 or any other central bank having jurisdiction over such Lender, and such Federal Reserve Bank or other central bank may enforce such pledge or security interest in any manner permitted under applicable law.

9.2                               Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 9.1 hereof and, except as expressly required pursuant to Section 9.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

ARTICLE X

AGENT; THE LENDER GROUP

10.1                        Appointment and Authorization of Agent.  Each of the Lenders and each of the Issuing Lenders hereby irrevocably appoints Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth herein.  Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether an Unmatured Event of Default or Event of Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2), and (c) except as expressly set forth herein, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity.  The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.2) or in the absence of its own gross negligence or wilful misconduct.  The Agent shall be deemed not to have knowledge of any Unmatured Event of Default or Event of Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent.  The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Lenders and the Borrower.  Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower not to be unreasonably withheld or delayed (or if an Event of Default has occurred and is continuing, in consultation with the Borrower), to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the Agent’s resignation hereunder, the provisions of this Article X and Sections 8.1 and 8.2 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.2                        [Reserved].

10.3                        Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                 is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each document delivered to Agent pursuant to Sections 5.2(a), (b), (c), (d) and (f)(i) (each a “Report” and collectively, “Reports”), and Agent shall so furnish each Lender with such Reports,

(b)                                 expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report, and

(c)                                  agrees to keep all Reports and other material, non-public information regarding PTP and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 11.11.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower to Agent that has not been contemporaneously provided by Borrower to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, and (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Agent promptly shall provide a copy of same to such Lender.

10.4                        Set Off; Sharing of Payments.

(a)                                 If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

10.5                        Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

10.6                        Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Revolver Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Revolver Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  No member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Revolver Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

ARTICLE XI

MISCELLANEOUS

11.1                        No Waivers, Remedies.  No failure or delay on the part of Agent or any Lender, or the holder of any interest in this Agreement in exercising any right, power, privilege, or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy.  The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances.  The remedies provided for under this Agreement or the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Agent or any Lender, or the holder of any interest in this Agreement at law, in equity, or otherwise.

11.2                        Waivers and Amendments.  No amendment or waiver of any provision of this Agreement (other than an amendment pursuant to and in accordance with Section 2.18) or any other Loan Document (other than any Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall:

(a)                                 increase or extend any Revolver Commitment of any Lender without the written consent of such Lender; provided that no amendment, modification or waiver of any condition precedent, covenant, Event of Default or Unmatured Event of Default shall constitute an increase in any Revolver Commitment of any Lender,

(b)                                 postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document without the written consent of each Lender adversely affected thereby,

(c)                                  reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender adversely affected thereby,

(d)                                 change “Pro Rata Share” or Sections 2.3 or 10.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender adversely affected thereby,

(e)                                  amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders without the written consent of each Lender,

(f)                                   change the definition of “Required Lenders” without the written consent of each Lender, or

(g)                                  other than as permitted by Article XII, release any Loan Party from any obligation for the payment of money without the written consent of each Lender, and provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent or the respective Issuing Lender, as applicable, affect the rights or duties of Agent or such Issuing Lender, as applicable, under this Agreement or any other Loan Document.  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.  The foregoing to the contrary notwithstanding, an amendment to this Agreement to effectuate an Approved Increase shall only require the consent of Borrower, the Agent and the new Lender and shall not require the consent of any other Lender.

If any action to be taken by the Lender Group or Agent hereunder requires the greater than majority or unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement or if any Lender is a Defaulting Lender hereunder, then Agent or, if no Event of Default has occurred and is continuing, Borrower, upon at least 5 Business Days’ prior irrevocable notice to the Holdout Lender or Defaulting Lender, may permanently replace the Holdout Lender or Defaulting Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender or Defaulting Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender or Defaulting Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.  Prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or such Defaulting Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of any participation in any Letter of Credit Usage) without any premium or penalty of any kind whatsoever.  If the Holdout Lender or Defaulting Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Holdout Lender or Defaulting Lender shall be made in accordance with the terms of Section 9.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Revolver Commitments, and the other rights and obligations of the Holdout Lender or Defaulting Lender hereunder and under the other Loan Documents, the Holdout Lender or Defaulting Lender, as applicable, shall remain obligated to make its Pro Rata Share of Loans and to purchase a participation in each Letter of Credit, in accordance with this Agreement.

11.3                        Notices.  Except as otherwise provided herein, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and certain other documents to be furnished pursuant hereto, which may be sent as provided herein) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by courier, electronic mail (at such e-mail addresses as a party may designate in accordance herewith), or facsimile and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement.  Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 11.3, notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective facsimile numbers) indicated on Exhibit 11.3 attached hereto.

11.4                        Successors and Assigns.  This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that Borrower may not assign or transfer any interest or rights hereunder without the prior written consent of Agent and the Lenders and any such prohibited assignment or transfer shall be absolutely void.

11.5                        Headings.  Article and Section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

11.6                        Execution in Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

11.7                        GOVERNING LAW.  EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER LOAN DOCUMENT:  (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF NEW YORK; AND (B) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

11.8                        JURISDICTION AND VENUE.  TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING BETWEEN ANY MEMBER OF THE LENDER GROUP OR BORROWER IN CONNECTION WITH THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK.  BORROWER AND EACH MEMBER OF THE LENDER GROUP, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO

OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.8 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PERSON FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.  TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON EXHIBIT 11.3 ATTACHED HERETO.

11.9                        WAIVER OF TRIAL BY JURY.  BORROWER AND EACH MEMBER OF THE LENDER GROUP, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.  TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

11.10                 Independence of Covenants.  All covenants under this Agreement and other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

11.11                 Confidentiality.  Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding PTP and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (b) to Subsidiaries and Affiliates of any member of the Lender Group and any of their respective officers, directors, employees, counsel, accountants, auditors and other representatives; provided that in the case of clause (a) and (b), such Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential, (c) as may be required by statute, decision, or judicial or administrative order, rule, regulation or any Governmental Authority (other than any state, federal or foreign authority or examiner regulating banks or banking); provided that, to the extent it may lawfully do so, Agent or any such Lender shall notify Borrower of such requirement prior to any disclosure of such information to a party that Agent or such Lender reasonably believes may not keep such information confidential and shall reasonably cooperate with Borrower in any lawful effort by Borrower to prevent or limit such disclosure or otherwise protect the confidentiality of such information, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority (other than any state, federal or foreign authority or examiner regulating banks or banking) pursuant to any subpoena or other legal process; provided that, to the extent it may lawfully do so, Agent or any such Lender shall notify Borrower of such requirement prior to any disclosure of such information to a party that Agent or such Lender reasonably believes may not keep such information confidential and shall reasonably cooperate with Borrower in any lawful effort by Borrower to prevent or limit such disclosure or otherwise protect the confidentiality of such information, (e) as requested or required by any state, federal or foreign regulatory or other authority or examiner regulating banks or banking, (f) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (g) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee is reasonably expected to be a permitted assignee, purchaser, participant, or pledgee hereof shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (i) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 11.11 shall survive for 2 years after the payment in full of the Obligations.  Notwithstanding the foregoing, confidential information shall not include, as to any Agent or Lender, information independently developed by such Person or its Affiliates, information that was in such Person’s and/or Affiliates possession prior to the Restatement Effective Date and was not known by such Person or its Affiliates to be from a confidential source and information that is provided to such Person and/or its Affiliates after the Restatement Effective Date from any source without a known obligation of confidentiality to the Borrower and its Affiliates.

11.12                 Complete Agreement.  This Agreement, together with the exhibits hereto, the Disclosure Statement, and the other Loan Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement and shall not be contradicted or qualified by any other agreement, oral or written, before the Restatement Effective Date.

11.13                 USA Patriot Act Notice.  Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) signed into law October 26, 2001 (the “USA Patriot Act”), it may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA Patriot Act.

11.14                 No Novation.  Borrower, the Lenders and Agent hereby agree that this Agreement amends and restates the Existing Credit Agreement in its entirety (and therefore, this Agreement shall not constitute or effectuate a novation thereof) and all Loans, Letters of Credit and other Obligations of the Loan Parties outstanding under the Existing Credit Agreement as of the Closing Date shall be deemed to be Loans, Letters of Credit and Obligations outstanding under this Agreement (and the Borrower and each Guarantor hereby assume all such Obligations) without further action by any Person except as otherwise expressly modified by this Agreement and the other Loan Documents.  The rights and duties of Ares and AIH (as predecessors in interest to the Borrower), Agent, and the Lenders with respect to all matters relating to time periods prior to the Restatement Effective Date shall be determined in accordance with the terms of the Existing Credit Agreement, and the rights and duties of Borrower, Agent, and the Lenders with respect to all matters relating to time periods from and after the Restatement Effective Date shall be determined in accordance with the provisions of this Agreement and the Loan Documents.  This Agreement does not extinguish the obligations for the payment of money outstanding under the Existing Credit Agreement (including without limitation, Section 12.8) or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby (including without limitation, Section 12.8) or by instruments executed concurrently herewith.  Except as expressly set forth herein (including without limitation, Section 12.8), nothing in this Agreement shall be construed as a release or other discharge of any Loan Party from any of their obligations or liabilities under the Existing Credit Agreement.

11.15                 Judgment Currency.  This is an international loan transaction in which the specification of Dollars or any Alternative Currency, as the case may be (the “Specified Currency”), and payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans or reimbursement obligations denominated in the Specified Currency.  The payment obligations of the Borrower under this Agreement shall not be discharged or satisfied by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder.  If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange that shall be applied shall be the rate at which in accordance with normal banking procedures the Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding the day on which such judgment is rendered.  The obligation of the Borrower in respect of any such sum due from it to the Agent or any Lender hereunder or under any other Loan Document (in this Section called an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and the Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand, in the Specified Currency, the amount (if any) by which the sum originally due to such Entitled Person in the Specified Currency hereunder exceeds the amount of the Specified Currency so purchased and transferred.

11.16                 PTP as Agent for Each Entity Comprising the Borrower.  Each of the entities comprising the Borrower hereby appoints PTP as its agent, attorney-in-fact and representative (the “Administrative Entity”) for the purpose of (i) making any borrowing requests or other requests required under this Agreement, (ii) the giving and receipt of notices by and to Borrower under this Agreement, (iii) the delivery of all documents, reports, financial statements and written materials required to be delivered by Borrower under this Agreement, and (iv) all other purposes incidental to any of the foregoing.  Each entity comprising Borrower agrees that any action taken by PTP as Administrative Entity shall be binding upon such entity to the same extent as if directly taken by such entity.  Each of the entities comprising the Borrower hereby jointly and severally hereby indemnifies the Indemnitees and holds the Indemnitees harmless as set forth in Section 8.2 hereof.

11.17                 No Fiduciary Duties.  Each of the Loan Parties hereby acknowledges and agrees that none of the Agent, the Issuing Lenders nor any Lender has any fiduciary relationship with or duty to such Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agent, the Issuing Lenders and Lenders, on the one hand, and such Loan Party, on the other hand, in connection herewith or therewith is solely that of creditor and debtor.

ARTICLE XII

GUARANTY

12.1                        Guaranty of Payment. Subject to Section 12.7, each Guarantor hereby unconditionally and irrevocably and jointly and severally guarantees to the Agent, for the benefit of the Lenders and the Issuing Lenders, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). Any payment hereunder shall be made at such place and in the same currency as such relevant Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Obligations whenever arising.

12.2                        Obligations Unconditional. (a) Guarantee Absolute.  The obligations of the Guarantors under this Article XII are primary, absolute and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the Loan Parties under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than payment in full of the Obligations, it being the intent of this Section 12.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional, joint and several, under any and all circumstances and shall apply to any and all Obligations now existing or in the future arising. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the enforceability of this Agreement in accordance with its terms or affect, limit, reduce, discharge, terminate, alter or impair the liability of the Guarantors hereunder, which shall remain absolute and unconditional as described above:

(i)                                     at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(ii)                                  any of the acts mentioned in any of the provisions of this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii)                               the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)                              any application by any member of the Lender Group of the proceeds of any other guaranty of or insurance for any of the Obligations to the payment of any of the Obligations;;

(v)                                 any settlement, compromise, release, liquidation or enforcement by any member of the Lender Group of any of the Obligations;

(vi)                              the giving by any member of the Lender Group of any consent to the merger or consolidation of, the sale of substantial assets by, or other restructuring or termination of the corporate existence of, the Borrower or any other Person, or to any disposition of any Securities by the Borrower or any other Person;

(vii)                           the exercise by any member of the Lender Group of any of their rights, remedies, powers and privileges under the Loan Documents;

(viii)                        the entering into any other transaction or business dealings with the Borrower or any other Person; or

(ix)                              any combination of the foregoing.

(b)                                 Waiver of Defenses. The enforceability of this Agreement and the liability of the Guarantors and the rights, remedies, powers and privileges of the Lender Group under this Agreement shall not be affected, limited, reduced, discharged or terminated, and each Guarantor hereby expressly waives to the fullest extent permitted by law any defense now or in the future arising, by reason of:

(i)                                     the illegality, invalidity or unenforceability of any of the Obligations, any Loan Document or any other agreement or instrument whatsoever relating to any of the Obligations;

(ii)                                  any disability or other defense with respect to any of the Obligations, including the effect of any statute of limitations, that may bar the enforcement thereof or the obligations of such Guarantor relating thereto;

(iii)                               the illegality, invalidity or unenforceability of any other guaranty of or insurance for any of the Obligations;

(iv)                              the cessation, for any cause whatsoever, of the liability of the Borrower or any Guarantor with respect to any of the Obligations;

(v)                                 any failure of any member of the Lender Group to marshal assets, to pursue or exhaust any right, remedy, power or privilege it may have against the Borrowers or any other Person, or to take any action whatsoever to mitigate or reduce the liability of any Guarantor under this Agreement, the Lender Group being under no obligation to take any such action notwithstanding the fact that any of the Obligations may be due and payable and that the Borrower may be in default of its obligations under any Loan Document;

(vi)                              any counterclaim, set-off or other claim which the Borrower or any Guarantor has or claims with respect to any of the Obligations;

(vii)                           any failure of any member of the Lender Group to file or enforce a claim in any bankruptcy, insolvency, reorganization or other proceeding with respect to any Person;

(viii)                        any bankruptcy, insolvency, reorganization, winding-up or adjustment of debts, or appointment of a custodian, liquidator or the like of it, or similar proceedings commenced by or against the Borrower or any other Person, including any discharge of, or bar, stay or injunction against collecting, any of the Obligations (or any interest on any of the Obligations) in or as a result of any such proceeding;

(ix)                              any action taken by any member of the Lender Group that is authorized by this Section or otherwise in this Agreement or by any other provision of any Loan Document, or any omission to take any such action; or

(x)                                 any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor other than payment in full of the Obligations.

(c)                                  Waiver of Counterclaim. The Guarantors expressly waive, to the fullest extent permitted by law, for the benefit of the Lender Group, any right of set-off and counterclaim with respect to payment of its obligations hereunder, and all diligence, presentment, demand of payment or performance, protest, notice of nonpayment or nonperformance, notice of protest, notice of dishonor and all other notices or demands whatsoever, and any requirement that any member of the Lender Group exhaust any right, power, privilege or remedy or proceed against the Loan Parties under this Agreement, the other Loan Documents or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Obligations, and all notices of acceptance of this Agreement or of the existence, creation, incurrence or assumption of new or additional Obligations. Each Guarantor further expressly waives the benefit of any and all statutes of limitation, to the fullest extent permitted by applicable law.

(d)                                 Other Waivers. Each Guarantor expressly waives, to the fullest extent permitted by law, for the benefit of the Lender Group, any right to which it may be entitled:

(i)                                     that the assets of the Borrower first be used, depleted and/or applied in satisfaction of the Obligations prior to any amounts being claimed from or paid by such Guarantor;

(ii)                                  to require that the Borrower be sued and all claims against the Borrower be completed prior to an action or proceeding being initiated against such Guarantor; and

(iii)                               to have its obligations hereunder be divided among the Guarantors, such that each Guarantor’s obligation would be less than the full amount claimed.

12.3                        Modifications.  Each Guarantor agrees to the fullest extent permitted by applicable law that (a) all or any part of any security which hereafter may be held for the Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Agent, the Lenders and the Issuing Lenders shall not have any obligation to protect, perfect, secure or insure any such security interests or Liens which hereafter may be held, if any, for the Obligations or the properties subject thereto; (c) the time or place of payment of the Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed or accelerated, in whole or in part; (d) the Borrower and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Loan Document may be modified, amended or waived; (f) any party liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of the Borrower or any other party liable for the payment of the Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Obligations, all without notice to or further assent by such Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

12.4                        Waiver of Rights.  Each Guarantor expressly waives to the fullest extent permitted by applicable law: (a) notice of acceptance of this guaranty by the Agent, the Lenders and the Issuing Lenders, and of all Loans made to the Borrower by the Lenders and Letters of Credit issued by the Issuing Lenders; (b) presentment and demand for payment or performance of any of the Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Obligations or with respect to any security therefor; (d) notice of the Lenders obtaining, amending, substituting for, releasing, waiving or modifying any Lien, if any, hereafter securing the Obligations, or the Agent’s, Lenders’ or Issuing Lenders’ subordinating, compromising, discharging or releasing such Liens, if any; (e) all other notices to which the Borrower might otherwise be entitled in connection with the guaranty evidenced by this Section 12.4; and (f) demand for payment under this guaranty.

12.5                        Reinstatement. The obligations of each Guarantor under this Section 12.5 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Lenders on demand for all reasonable costs and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent, Lenders and Issuing Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

12.6                        Remedies. Each Guarantor agrees to the fullest extent permitted by applicable law that, as between such Guarantor, on the one hand, and the Agent, Lenders and Issuing Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Article VII (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Obligations from becoming automatically due and payable) as against any other person and that, in the event of such declaration (or such Obligations being deemed to have become automatically due and payable), such Obligations (whether or not due and payable by any other person) shall forthwith become due and payable by such Guarantor.

12.7                        Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers) then the obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the Bankruptcy Code). Notwithstanding anything herein or in any other Loan Document, the partners of the Loan Parties shall not be personally liable under this Agreement or any other Loan Document.

12.8                        Termination of Existing Guarantee.  As and effective from the Restatement Effective Date, the obligations of the Guarantors (as defined in the Existing Credit Agreement) under the Guaranty (as defined in the Existing Credit Agreement) shall be terminated and of no further force or effect.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

ARES HOLDINGS LLC,
a Delaware limited liability company, as Borrower

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Vice President, Chief Financial Officer and Treasurer

ARES DOMESTIC HOLDINGS L.P.,
a Delaware limited partnership, as Borrower

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ARES INVESTMENTS LLC,
a Delaware limited liability company, as Borrower

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Vice President, Chief Financial Officer and Treasurer

ARES REAL ESTATE HOLDINGS L.P.,
a Delaware limited partnership, as Borrower

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A.,
as Agent and Lender

By:	/s/ Matthew Griffith
Name:	Matthew Griffith
Title:	Executive Director

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Michael Ugliarolo
Name:	Michael Ugliarolo
Title:	Assistant Vice President

Bank Name:	U.S. Bank National Association
as a Lender

By:	/s/ Heath Williams
Name:	Heath Williams
Title:	Vice President

Bank Name:	City National Bank
as a Lender

By:	/s/ Brandon L. Feitelson
Name:	Brandon L. Feitelson, C.F.A.
Title:	Senior Vice President

Bank Name:	Citibank, N.A.
as a Lender

By:	/s/ Alex Duka
Name:	Alex Duka
Title:	Managing Director

Bank Name:	Wells Fargo Bank, National Association
as a Lender

By:	/s/ Luke Harbinson
Name:	Luke Harbinson
Title:	Vice President

Bank Name:	Royal Bank of Canada
as a Lender

By:	/s/ Greg DeRise
Name:	Greg DeRise
Title:	Authorized Signatory

Bank Name:	The Bank of New York Mellon
as a Lender

By:	/s/ James L. Behrmann
Name:	James L. Behrmann
Title:	Managing Director

Bank Name:	Deutsche Bank AG New York Branch
as a Lender

By:	/s/ Kirk L. Tashjian
Name:	Kirk L. Tashjian
Title:	Vice President

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

Bank Name:	SunTrust Bank
as a Lender

By:	/s/ Doug Kennedy
Name:	Doug Kennedy
Title:	Vice President

Bank Name:	Union Bank, N.A.
as a Lender

By:	/s/ Peter Thompson
Name:	Peter Thompson
Title:	Vice President

Bank Name:	Credit Suisse AG, Cayman Islands Branch
as a Lender

By:	/s/ Vipul Dhadda
Name:	Vipul Dhadda
Title:	Authorized Signatory

By:	/s/ Alex Verdone
Name:	Alex Verdone
Title:	Authorized Signatory

Bank Name:	Barclays Bank PLC
as a Lender

By:	/s/ Alicia Borys
Name:	Alicia Borys
Title:	Vice President

Bank Name:	Sumitomo Mitsui Banking Corporation
as a Lender

By:	/s/ Masaki Sone
Name:	Masaki Sone
Title:	Managing Director

Bank Name:	Goldman Sachs Bank USA
as a Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Bank Name:	State Street Bank and Trust Company
as a Lender

By:	/s/ Janet B. Nolin
Name:	Janet B. Nolin
Title:	Vice President

Bank Name:	Morgan Stanley Bank, N.A.
as a Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

ARES HOLDINGS INC.,
as a Guarantor

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ARES DOMESTIC HOLDINGS INC.,
as a Guarantor

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ARES REAL ESTATE HOLDINGS LLC,
as a Guarantor

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ARES INVESTMENTS HOLDINGS LLC,
as a Guarantor

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ARES MANAGEMENT L.P.,
as a Guarantor

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer

ARES MANAGEMENT LLC,
as a Guarantor

By:	/s/ Daniel F. Nguyen
Name:	Daniel F. Nguyen
Title:	Executive Vice President, Chief Financial Officer and Treasurer